Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

CUBE BIDCO, INC.,

CUBE MERGER SUB, INC.

and

CIRCOR INTERNATIONAL, INC.

Dated as of June 5, 2023

-i-

-ii-

-iii-

Annexes

Annex I	Certificate of Incorporation
Annex II	Bylaws

-iv-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 5, 2023 (this “Agreement”), among Cube BidCo, Inc., a Delaware corporation (“Parent”), Cube Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and CIRCOR International, Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger and the Contemplated Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable that the Company enter into this Agreement, (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at a meeting of the Company’s stockholders and (iv) subject to the terms and conditions of this Agreement, recommended that the Company’s stockholders approve the adoption of this Agreement and approve the Merger on the terms and subject to the conditions set forth in this Agreement (the “Company Board Recommendation”);

WHEREAS, the boards of directors of Parent and Merger Sub each have, on the terms and subject to the conditions set forth herein, approved this Agreement and the Contemplated Transactions, including the Merger, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, KKR North America Fund XIII SCSp (“Parent Sponsor”) has duly executed and delivered to the Company a limited guaranty, dated as of the date of this Agreement, in favor of the Company (the “Guaranty”); and

WHEREAS, Parent, as sole stockholder of Merger Sub, will adopt this Agreement immediately following its execution.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1.          The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (including Section 251 of the DGCL), at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”).

Section 1.2.          Closing; Effective Time. Subject to the provisions of this Agreement and pursuant to the DGCL, the closing of the Merger (the “Closing”) will take place at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts, on the second (2nd) Business Day after the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree (such date, the “Closing Date”). At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and agreed to by Merger Sub and the Company, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the Effective Time.

Section 1.3.          Effects of the Merger. The Merger will have the effects set forth herein, in the Certificate of Merger and in the DGCL.

Section 1.4.          Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)          At the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger, be amended and restated in its entirety to read in the form of Annex I, and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law, subject to Section 5.7.

(b)          At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company will be amended and restated in their entirety so as to read in the form of Annex II, and, as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, in accordance with the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.5.          Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until the earlier of his or her death, resignation, or removal, or until his or her successor is duly elected and qualified.

Section 1.6.      Merger Consideration Adjustment. The Merger Consideration will be adjusted appropriately to reflect any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established) after the date of this Agreement and prior to the Effective Time so as to provide any holder of Shares that receives Merger Consideration the same economic effect as contemplated by this Agreement, it being understood that nothing in this Section 1.6 shall be construed to permit the Company to take any action that is expressly prohibited by the terms of Section 5.1.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND ITS SUBSIDIARIES

Section 2.1.          Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(a)        each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”, and each such share of Company Common Stock, a “Share” and, collectively, the “Shares”), immediately prior to the Effective Time (other than any Shares described in Section 2.1(b) and any Dissenting Shares) will be converted into the right to receive an amount in cash equal to $49.00, without interest (the “Merger Consideration”), and as of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of thereof will cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable with respect to such Shares in accordance with Section 2.4;

(b)          each Share (i) held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time or (ii) owned by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub immediately prior to the Effective Time, will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto;

(c)        each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation; and

(d)        each Dissenting Share immediately prior to the Effective Time will be cancelled and retired without any conversion thereof and will cease to exist, and Dissenting Shares will thereafter only represent the right to receive payment pursuant to Section 262 of the DGCL and as described in Section 2.3.

Section 2.2.          Treatment of Equity Awards.

(a)         Prior to the Effective Time, the Company Board (or the committee administering the applicable Company Equity Plan) shall adopt such resolutions as are required to approve the transactions contemplated by this Section 2.2, including as required to effect any plan termination under Section 409A of the Code.

(b)         As of the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time will be cancelled, automatically and without any required action on the part of the holder thereof, and, in exchange therefor, the holder of such cancelled Company Stock Option will be entitled to receive (without interest), in consideration of the cancellation of such Company Stock Option, an amount in cash (less applicable tax withholdings pursuant to Section 2.6) equal to the product of (x) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Merger Consideration over the applicable exercise price per Share under such Company Stock Option; provided that no holder of a Company Stock Option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Merger Consideration will be entitled to any payment with respect to such cancelled Company Stock Option. From and after the Effective Time, each Company Stock Option will no longer be exercisable by the former holder thereof but will only entitle such holder to the payments, if any, contemplated by this Section 2.2(b).

(c)          Except as set forth on Section 2.2(c) of the Company Disclosure Letter, as of the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time will be cancelled, automatically and without any required action on the part of the holder thereof, and the holder of such cancelled Company PSU will be entitled, in exchange therefor, to receive (without interest) an amount in cash (less applicable tax withholdings pursuant to Section 2.6) equal to the product of (x) the number of Shares subject to (or deliverable under) such Company PSU immediately prior to the Effective Time that are considered to be earned as of the Effective Time as determined in accordance with the terms of the applicable executive change in control agreement (including the proration of the total number of Shares subject to the Company PSU and with the performance conditions deemed achieved at the greater of target and actual performance levels) multiplied by (y) the Merger Consideration; provided that, to the extent any such amount relates to a Company PSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts, without interest and subject to applicable withholding Taxes, at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company PSU that shall not trigger a Tax or penalty under Section 409A of the Code. From and after the Effective Time, each Company PSU will only entitle such holder to the payments contemplated by this Section 2.2(c).

(d)         As of the Effective Time, each Company RSU and Company Phantom Unit that is vested and outstanding immediately prior to the Effective Time (each, a “Vested Company RSU” or “Vested Company Phantom Unit”) will be cancelled, automatically and without any required action on the part of the holder thereof, and the holder of such cancelled Vested Company RSU or Vested Company Phantom Unit will be entitled, in exchange therefor, to receive (without interest) an amount in cash (less applicable tax withholdings pursuant to Section 2.6) equal to the product of (x) the total number of Shares subject to (or deliverable under) such Vested Company RSU or Vested Company Phantom Unit immediately prior to the Effective Time multiplied by (y) the Merger Consideration; provided that, to the extent any such amount relates to a Vested Company RSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts, without interest and subject to applicable withholding Taxes, at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Vested Company RSU that shall not trigger a Tax or penalty under Section 409A of the Code. From and after the Effective Time, each Vested Company RSU and Vested Company Phantom Unit will only entitle such holder to the payments contemplated by this Section 2.2(d).

(e)         Subject to the terms of Section 2.2(e) of the Company Disclosure Letter and unless otherwise agreed upon between the holder of a Company Equity Award and Parent or the Company (with Parent’s prior written consent), as of the Effective Time, each Company RSU and Company Phantom Unit that is outstanding and unvested immediately prior to the Effective Time (each, an “Unvested Company RSU” or “Unvested Company Phantom Unit”) will be cancelled, automatically and without any required action on the part of the holder thereof, and converted into a grant of restricted stock units in the Surviving Corporation with a grant date value (as determined by the board of directors of the Surviving Corporation in good faith) equal to the product of (x) the total number of Shares subject to (or deliverable under) such Unvested Company RSU or Unvested Company Phantom Unit immediately prior to the Effective Time multiplied by (y) the Merger Consideration (a “Replacement RSU”), which Replacement RSU will vest and be payable at the same time and on the same terms and conditions as the Unvested Company RSU or Unvested Company Phantom Unit for which such Replacement RSU was exchanged would have vested pursuant to its terms. Subject to the terms of Section 2.2(e) of the Company Disclosure Letter, all Replacement RSUs will have the same terms and conditions (including with respect to vesting) as applied to the Unvested Company RSU or Unvested Company Phantom Unit for which they were exchanged, except for terms rendered inoperative by reason of the Contemplated Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Purchaser are appropriate to conform the administration of the Replacement RSUs. From and after the Effective Time, each Unvested Company RSU and Unvested Company Phantom Unit will only entitle such holder to the payments contemplated by this Section 2.2(e).

(f)          As of the Effective Time, all Company Equity Plans, the Company MSPP, and all awards and rights thereunder will terminate, effective as of and contingent upon the occurrence of the Closing, and no further Company Stock Options, Company RSUs, Company PSUs or Company Phantom Units (the Company RSUs, Company PSUs and Company Phantom Units, collectively, “Company Equity Awards”), equity or equity-based interests or other rights with respect to Shares will be granted thereunder from or after the Effective Time.

(g)        Subject to Section 2.6, Parent shall make (or cause the Surviving Corporation to make) all payments to former holders of Company Stock Options and Company Equity Awards required under this Section 2.2 as promptly as practicable after the Effective Time, and, in any event no later than the first regular payroll date that is more than three (3) Business Days after the Effective Time.

Section 2.3.          Dissenting Shares.

(a)        Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), any Shares outstanding immediately prior to the Effective Time and held by a holder or “beneficial owner” (as defined, for purposes of this Section 2.3, in Section 262(a) of the DGCL) who is entitled to demand and properly exercises and perfects its respective demand for appraisal of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into a right to receive the Merger Consideration unless such holder or beneficial owner fails to perfect or effectively withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a holder or beneficial owner of Shares who has properly exercised appraisal rights will not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Shares, except those provided under Section 262 of the DGCL, and such Shares will cease to exist. A holder or beneficial owner of Dissenting Shares will be entitled only to receive payment of the appraised value of such Shares in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder or beneficial owner effectively withdraws or loses his, her or its right to appraisal in accordance with Section 262 of the DGCL, in which case such Dissenting Shares will be treated as if such Shares had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, pursuant to Section 2.1.

(b)          The Company shall provide Parent with prompt written notice of any written demands for appraisal, withdrawals of such demands, and any other instruments received by the Company from holders or beneficial owners of Shares relating to rights of appraisal, and Parent will have the opportunity and right to direct the conduct of all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

(c)        If any holder or beneficial owner of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s or beneficial owner’s right to obtain payment of the fair value of such holder’s Dissenting Shares under the DGCL, then, as of the occurrence of such effective withdrawal or loss, such holder’s or beneficial owner’s Shares will no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, will be treated as if such holder’s or beneficial owner’s Shares, as of the Effective Time, had been converted into the right to receive the Merger Consideration, without interest thereon, as set forth in Section 2.1(a).

Section 2.4.          Paying Agent Matters; Surrender of Shares.

(a)        At or prior to the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), cash in an amount sufficient to pay the aggregate Merger Consideration, and Parent shall cause the Paying Agent to timely make all payments contemplated in Section 2.4(b) and Section 2.4(d). Such cash may be invested by the Paying Agent as directed by Parent; provided that (i) such investments must be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) no such investment will relieve Parent, Merger Sub or the Paying Agent from making the payments required by this Article II and (iii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. No loss incurred with respect to such investments will decrease the amounts payable pursuant to this Agreement. In the event that the amount of cash held by the Paying Agent is insufficient to pay the aggregate Merger Consideration, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make all such payment pursuant to Section 2.4(b) and Section 2.4(d). The aggregate Merger Consideration as so deposited with the Paying Agent will not be used for any purpose other than to fund payments pursuant to Section 2.4(b) and Section 2.4(d), except as expressly provided for in this Agreement. Any portion of the cash made available to the Paying Agent in respect of any Dissenting Shares will be returned to Parent, upon demand.

(b)         Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate (a “Certificate”) which immediately prior to the Effective Time represented outstanding Shares that were converted pursuant to Section 2.1 into the right to receive the Merger Consideration, (i) a letter of transmittal in customary form reasonably satisfactory to the Company and Parent, which will specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon proper delivery of such Certificate (or effective affidavits of loss in lieu thereof) to the Paying Agent, and (ii) instructions for use in effecting the surrender of the Certificate (or effective affidavits of loss in lieu thereof), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II, and such Certificates shall then be cancelled. Upon surrender of a Certificate (or effective affidavits of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and properly completed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time the Merger Consideration payable for each Share formerly represented by such Certificate pursuant to Section 2.1 (less any applicable withholding Tax pursuant to Section 2.6), and the Certificate so surrendered shall forthwith be cancelled.

(c)         If any payment pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition to such payment that (i) such Certificate or Book-Entry Share so surrendered must be properly endorsed or must otherwise be in proper form and (ii) the Person presenting such Certificate or Book-Entry Share to the Paying Agent for payment must pay to the Paying Agent any Transfer Taxes or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or must establish to the satisfaction of the Paying Agent that such Tax has been paid or is not required to be paid. Parent shall timely pay any other Transfer Taxes incurred in connection with the Contemplated Transactions.

(d)          With respect to non-certificated Shares represented in book-entry form (the “Book-Entry Shares”), Parent shall cause the Paying Agent to pay and deliver the Merger Consideration payable therefor (less any applicable withholding Tax pursuant to Section 2.6), in each case promptly following the Effective Time (and in any event within three (3) Business Days thereafter). The Company and Parent shall cooperate to, and Parent shall cause the Paying Agent to, (i) deliver to DTC or its nominees, or to holders of Book-Entry Shares, in each case to the extent applicable or required, any notice with respect to the effectiveness of the Merger and any instructions for surrendering Book-Entry Shares and (ii) establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration payable for each such Book-Entry Share pursuant to Section 2.1.

(e)          The Paying Agent shall accept such Certificates and transferred Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Book-Entry Shares on the Merger Consideration payable upon the surrender of such Certificates and Book-Entry Shares pursuant to this Section 2.5. Until so surrendered, outstanding Certificates and Book-Entry Shares (other than Certificates and Book-Entry Shares representing any Dissenting Shares) shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, less any applicable withholding Tax pursuant to Section 2.6, payable in respect thereof pursuant to the provisions of this Article II.

(f)        At any time following the date that is twelve (12) months after the Effective Time, Parent may require the Paying Agent to deliver to Parent any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon surrender of a Certificate or Book-Entry Share. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. None of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective Affiliates shall be liable to any Person in respect of any Merger Consideration, or any cash that was held by the Paying Agent pursuant to this Section 2.4, that was delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Laws. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Body, any Merger Consideration in respect of such Certificate or Book-Entry Share will, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) previously entitled thereto.

(g)          From and after the Effective Time, the stock transfer books of the Surviving Corporation will be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time. After the Effective Time, any Certificate or Book-Entry Share presented to the Surviving Corporation for any reason will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article VII.

(h)         In the event that any Certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent (and, if required by Parent or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate), Parent shall cause the Paying Agent to deliver as consideration for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate, subject to such holder’s compliance with the exchange procedures set forth in Section 2.4(b) (other than the surrender of a Certificate).

Section 2.5.          Section 16 Matters. Prior to the Effective Time, the Company Board shall take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act and the related rules and regulations thereunder, the disposition by Company directors and officers of Shares, Company Stock Options, Company Equity Awards and any other equity securities in the Contemplated Transactions.

Section 2.6.         Withholding. The parties hereto and the Paying Agent (and any other applicable withholding agent) are entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom on account of Taxes under U.S. federal, state or local Tax Law or any other applicable Tax Law. Any compensatory amounts payable pursuant to or as contemplated by this Agreement, including pursuant to Section 2.2, will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable. To the extent that any amounts are so deducted and withheld and paid over to the appropriate Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The relevant party or the Paying Agent, as applicable, shall promptly remit, or cause to be promptly remitted, any amount so withheld and deducted to the applicable Governmental Body.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) the Company SEC Documents (excluding any disclosures in “risk factors” or otherwise relating to “forward-looking statements” to the extent that they are cautionary, predictive or forward-looking in nature) publicly filed with or furnished to the SEC on or after December 31, 2020 and prior to the date of this Agreement or (b) the confidential disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (which disclosure in the Company Disclosure Letter will be deemed to provide disclosure in response to (x) the particular Section (or, if applicable, subsection) of this Article III that corresponds to the section of the Company Disclosure Letter in which such disclosure is set forth and (y) any other Section (or if applicable, subsection) of this Article III to the extent that it is reasonably apparent on its face that such disclosure qualifies such other representation and warranty), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1.          Organization and Corporate Power. The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware. Each of the Subsidiaries of the Company is a corporation or other entity validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority and all Permits necessary to own, lease and operate its properties and assets, and to carry on its business as it is now being conducted, except where the failure to hold such Permits would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of the Company (the “Company Organizational Documents”), and the organizational documents of each Subsidiary of the Company that is significant under Regulation S-X Rule 1-02(w) (each, a “Significant Subsidiary”), each as in effect as of the date of this Agreement, have been heretofore made available to Parent and Merger Sub. The Company Organizational Documents and the organizational documents of each Significant Subsidiary are in full force and effect. The Company is not in violation of the Company Organizational Documents, and each Significant Subsidiary is not in violation of its organizational documents.

Section 3.2.         Authorization; Valid and Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Stockholder Approval, to consummate the Merger. The Company Board has (a) determined that the Merger and the Contemplated Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (b) approved and declared advisable that the Company enter into this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at a meeting of the Company’s stockholders, (d) subject to the terms and conditions of this Agreement, recommended that the Company’s stockholders approve the adoption of this Agreement and approve the Merger on the terms and subject to the conditions set forth in this Agreement and (e) to the extent necessary, adopted a resolution having the effect of causing this Agreement and the Merger not to be subject to any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation set forth in the DGCL or other applicable Law that might otherwise apply to the Merger, which actions have not, as of the date of this Agreement, been rescinded, modified or withdrawn. As of the date of this Agreement, such actions are valid and have not been amended or withdrawn. No other corporate action pursuant to the Laws of the State of Delaware, on the part of the Company, is necessary to authorize this Agreement. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Merger Sub and Parent, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”). The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law or the Company Organizational Documents to adopt this Agreement and consummate the Merger.

Section 3.3.          Capital Stock.

(a)         The authorized capital stock of the Company consists of 29,000,000 Shares and 1,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”), of which, as of June 2, 2023 (the “Measurement Date”), 20,390,919 Shares and no shares of Company Preferred Stock were issued and outstanding.

(b)          Section 3.3(b) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of each holder of Company Stock Options and Company Equity Awards, including (i) the holder’s name or employee ID number, (ii) the number of the Shares subject thereto, (iii) the grant date, (iv) any applicable vesting schedule, and (v) the exercise price (if any). As of the Measurement Date, other than the Company Stock Options and Company Equity Awards, there were no other equity or equity-based awards outstanding. Each Company Stock Option was granted in material compliance with all applicable Laws and all of the material terms and conditions of the Company Equity Plan under which it was granted.

(c)          As of the Measurement Date, 1,372,488 Shares were held in treasury of the Company; 1,048,407 Shares were reserved for issuance in respect of future awards under the Company Equity Plans; 26,184 Shares were subject to Company Stock Options; 423,551 Shares were subject to Company RSUs; 191,338 Shares were subject to Company PSUs (assuming maximum performance levels were achieved); and 49,150 Company Phantom Units were outstanding. The Company’s issued and outstanding Shares have been, and all such Shares that may have been issued prior to the Effective Time will be when issued, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights.

(d)          Except as disclosed in this Section 3.3, as set forth in Section 3.3(c) of the Company Disclosure Letter or for changes since the Measurement Date resulting from the exercise of Company Stock Options or settlement of Company Equity Awards, in each case, outstanding as of the Measurement Date or granted prior to the Closing as permitted by this Agreement, the Company has no issued or outstanding (i) shares of capital stock or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock or other equity interests of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts or rights that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock or other equity interests of the Company, (iv) stock appreciation, phantom stock, restricted shares, restricted stock units, profit participation or similar rights with respect to the Company or (v) bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote on any matters on which the Company’s stockholders may vote.

(e)          There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting or disposition of any securities of the Company or granting to any Person or group of Persons the right to have their securities of the Company registered under the Securities Act or the right to elect, or to designate or nominate for election, a director to the Company Board or the board of directors (or similar governing body) of any Subsidiary of the Company.

Section 3.4.          Subsidiaries. Section 3.4 of the Company Disclosure Letter lists each Significant Subsidiary of the Company, and for each such Significant Subsidiary of the Company, the state or country of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens (other than Permitted Liens). Such outstanding shares of capital stock or equivalent equity interests have been duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights and have been issued in compliance in all material respects with applicable Law. None of the Company’s Subsidiaries has any outstanding or authorized any options or other rights to acquire from such Subsidiary, or any obligations to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary not owned by the Company. Except with respect to the Subsidiaries set forth on Section 3.4 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person. Neither the Company nor any Significant Subsidiary has agreed nor is obligated to make, and is not bound by any Contract under which it may become obligated to make, any future material investment in, or material capital contribution to, any other Person.

Section 3.5.          No Breach. The execution, delivery and performance of this Agreement by the Company, and the consummation of the Merger, do not (a) conflict with or violate the Company Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained, and all filings and obligations described in Section 3.6 have been made, conflict with or violate any Law, order, judgment or decree to which the Company, its Subsidiaries or any of their properties or assets is subject, except any conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect, or (c) conflict with or result in any breach of, constitute (with or without notice of or lapse of time or both) a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under any Company Material Contract, except in the case of each of clauses (b) and (c) above, any conflicts, breaches, defaults, violations, terminations, cancellations, accelerations or Liens that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6.         Consents. Except for (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any Foreign Regulatory Approvals, (b) applicable requirements of the Exchange Act, (c) any filings required by NYSE, (d) the filing of the Certificate of Merger, (e) any filings with the relevant authorities of states in which the Company or any of its Subsidiaries is qualified to do business and (f) as set forth in Section 3.6 of the Company Disclosure Letter, in each case, none of the Company or its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body is required to be obtained by the Company or its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7.          SEC Reports; Disclosure Controls and Procedures.

(a)         The Company has timely filed all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) with the SEC required to be filed by the Company under the Exchange Act since January 1, 2021 (such forms, reports, schedules, statements or documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file any form, report, schedule, statement, registration statement, proxy statement, certification or other document with, or make any other filing with or furnish any other material to, the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, as in effect on the date so filed, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the Company Balance Sheet Date, neither the Company nor any Company Subsidiary has received from the SEC or any Governmental Body any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Body that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Body of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b)          The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be expressly indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (iii) fairly presented in accordance with GAAP in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount). Neither the Company nor any of its Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(c)          The Company has designed and maintains, and at all times since the Reference Date has maintained, a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Company Balance Sheet Date, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d)        Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received a material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e)         To the Knowledge of the Company, as of the date hereof, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

Section 3.8.          No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of the Company as of March 31, 2023 (the “Company Balance Sheet Date”) or disclosed in the notes thereto, (b) as incurred after the date thereof in the ordinary course of business, (c) incurred in connection with this Agreement or the Contemplated Transactions or negotiations with other entities regarding similar potential transactions or (d) as set forth in Section 3.8 of the Company Disclosure Letter, the Company, together with its Subsidiaries, does not have any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case, required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries (or disclosed in the notes to such balance sheet). This Section 3.8 does not apply to Taxes, which are addressed in Section 3.12.

Section 3.9.          Absence of Certain Developments.

(a)          From the Company Balance Sheet Date to the date of this Agreement, the Company has not experienced a Company Material Adverse Effect.

(b)          Except in connection with the Contemplated Transactions or as set forth on Section 3.9(b) of the Company Disclosure Letter, and other than (i) as a result of COVID-19 and Health Measures (including any modifications, suspensions or alterations of operations resulting from, or determined by the Company and its Subsidiaries to be advisable and reasonably necessary in response to, COVID-19), and (ii) the negotiation, execution, delivery and performance of this Agreement, from the Company Balance Sheet Date to the date of this Agreement, the Company has carried on and operated its business in all material respects in the ordinary course of business, and neither the Company nor its Subsidiaries has taken, committed or agreed to take any actions that would have been prohibited by (A) Section 5.1(b)(i), (vi), (vii), (x), (xi), (xii), (xiii), (xiv), (xvii), (xx) and (xxi) or (B) Section 5.1(b)(xxiii), solely with respect to the foregoing clause (A), in each case, if such covenants had been in effect as of the Company Balance Sheet Date.

Section 3.10.         Compliance with Laws.

(a)          The Company and its Subsidiaries are, and since the Reference Date have been, in compliance, in all material respects, with all Laws applicable to them, any of their properties or other assets or any of their business or operations.

(b)        Since the Reference Date, (i) neither the Company nor any of its Subsidiaries has received any notice from any Governmental Body that alleges (A) any material violation or noncompliance (or reflects that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Body for such alleged noncompliance) with any applicable Law or (B) any material fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any material Company Permit, and (ii) neither the Company nor any of its Subsidiaries has entered into any material agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

(c)         Since the Reference Date, the Company and each of its Subsidiaries have timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including state regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith.

(d)        The Company and each of its officers and directors are in material compliance with, and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”), the Exchange Act and the Securities Act and (ii) the applicable listing and corporate governance rules and regulations of NYSE.

(e)          This Section 3.10 does not apply to Taxes, which are addressed in Section 3.12.

Section 3.11.         Title to Tangible Properties.

(a)          The Company and its Subsidiaries have good and valid title to, or hold pursuant to good, valid and enforceable leases or other comparable contract rights, all of the Company Real Property and tangible personal property and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect.

(b)          The real property described in Section 3.11(b) of the Company Disclosure Letter (the “Company Real Property”) is a true and complete list in all material respects of real property to which the Company or any of its Subsidiaries holds a fee title estate (the “Company Owned Real Property”) or to which the Company or any of its Subsidiaries holds a valid leasehold interest (collectively, the “Company Leased Property”) as of the date of this Agreement and constitutes all of the real property owned, used, occupied or leased by the Company or its Subsidiaries. There are no subleases, licenses, occupancy agreements, consents, assignments, purchase agreements or other contracts granting to any person (other than the Company or its Subsidiaries) a security interest in, or the right to use or occupy, the Company Real Property, and no other Person (other than the Company and its Subsidiaries) is in possession of the Company Real Property.

(c)          The Company Leased Property leases are in full force and effect. Except as disclosed on Section 3.11(c) of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Leased Property leases is valid, binding and enforceable on the Company or one of its Subsidiaries that is a party to such lease and, to the Knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity, and is in full force and effect, and the Company or one of its Subsidiaries has performed all material obligations required to be performed by it to date under each such lease. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the applicable the Company Leased Property leases is in default in any material respect under any of such leases, nor has the Company or any of its Subsidiaries given or received written notice of termination, cancellation, breach, or default under any such lease. No event has occurred which, if not remedied, would result in a default by the Company in any material respect under the Company Leased Property leases, and, to the Knowledge of the Company, no event has occurred which, if not remedied, would result in a default by any party other than the Company in any material respect under the Company Leased Property leases. There are no outstanding options, rights of first offer or rights of first refusal in favor of any other party to purchase or lease the Company Leased Property or any portion thereof or interest therein (except as disclosed in Section 3.11(c) of the Company Disclosure Letter).

(d)          Except as disclosed on Section 3.11(d) of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, is any other party, in breach or default under any applicable Permitted Lien with respect to the Company Owned Real Property, (ii) the Company and its Subsidiaries have not leased or otherwise granted to any Person the right to use or occupy any material portion of the Company Owned Real Property, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Company Owned Real Property or any portion thereof or interest therein, and (iv) there is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Company’s Knowledge, threatened, affecting any Company Real Property or any material portion thereof or material interest therein.

Section 3.12.         Tax Matters.

(a)          (i) The Company and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns (taking into account all amendments thereto) are true, complete and correct in all material respects and (iii) the Company and its Subsidiaries have timely paid all material Taxes due (whether or not shown as due and payable on any such Tax Return).

(b)          There are no material liens for Taxes upon any of the assets of the Company or any of its Subsidiaries other than liens described in clause (a) of the definition of Permitted Liens.

(c)          The Company and its Subsidiaries have withheld and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(d)          Neither the Company nor any of its Subsidiaries has been a party to any transaction that as of the date of this Agreement is a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any comparable provision of local, state, or foreign Law).

(e)          Neither the Company nor any of its Subsidiaries has been a party to any transaction governed by section 355(a) of the Code within the past two years.

(f)          No U.S., federal, state, local or foreign Actions relating to material Taxes are ongoing or pending or, to the Knowledge of the Company, proposed or threatened with respect to the Company or any of its Subsidiaries. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid.

(g)          There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of the Company or any of its Subsidiaries that is currently in force (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business).

(h)          Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes), (ii) since 2017, has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group comprised solely of the Company and/or any of its Subsidiaries) or (iii) has a material liability for the Taxes of any Person (other than the Taxes of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise by operation of Law.

(i)          Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (B) any installment sale or open transaction disposition made on or prior to the Closing Date, in each case, outside of the ordinary course of business, (C) adjustment pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) as a result of a change in accounting method or use of an improper accounting method for any taxable period (or portion thereof) ending on or prior to the Closing Date, (D) any prepaid amount received or deferred revenue accrued by the Company or any of its Subsidiaries on or prior to the Closing Date, in each case, outside of the ordinary course of business, or (E) intercompany transaction or excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(j)          During the past three years, no written claim has been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(k)          Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty or otherwise under applicable Law) or otherwise has an office or a fixed place of business in a country other than a country in which it is organized.

(l)          No material private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any Governmental Body with or in respect of the Company or any of its Subsidiaries.

(m)          The Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

Section 3.13.          Contracts and Commitments.

(a)          As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i)          “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date of this Agreement;

(ii)          Contract relating to the disposition, transfer or acquisition by the Company or any of its Subsidiaries of any material tangible or intangible assets (or ownership interest in any other Person or other business enterprise) (A) after the date of this Agreement, other than the sale of inventory in the ordinary course of business, or (B) prior to the date of this Agreement, that contains any material ongoing obligations of the Company (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are expected to result in claims in excess of $1,000,000;

(iii)          Contract establishing any joint venture, partnership or collaboration, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(iv)          Contract (A) prohibiting or materially limiting the right of the Company or any of its Subsidiaries to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any material product or service exclusively from a single party, to purchase a specified minimum amount of goods or services, or sell any material product or service exclusively to a single party, (C) requiring the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party or (D) under which any Person has been granted the right to manufacture, sell, market or distribute any product of the Company or any of its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area;

(v)          Contract in respect of Indebtedness of $2,500,000 or more, other than any Indebtedness owed by the Company or any Subsidiary to the Company or any other Subsidiary;

(vi)        Contract (other than a Company Plan) between the Company, on the one hand, and any Affiliate of the Company (other than a Subsidiary of the Company), on the other hand;

(vii)        Contract relating to the voting or registration of any securities, or any stockholders’, investor rights, tax receivables or similar or related Contracts with respect to any securities of the Company or any of its Subsidiaries;

(viii)      Contract containing a right of first refusal, right of first negotiation, right of first offer, option or other similar rights with respect to any equity interests or assets that have a fair market value or purchase price of more than $2,000,000 in favor of a party other than the Company or its Subsidiaries;

(ix)        Contract under which the Company or any of its Subsidiaries is expected to make annual expenditures or receive annual revenues in excess of $2,000,000 during the current or a subsequent fiscal year;

(x)          Contract relating to the settlement of any litigation proceeding that provides for any continuing material obligations on the part of the Company or any of its Subsidiaries;

(xi)          Contract that prohibits, limits, restricts or requires the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or otherwise prohibits, limits, restricts or requires the pledging of capital stock of the Company or any of its Subsidiaries or prohibits, limits, restricts or requires the issuance of guarantees by the Company or any of its Subsidiaries other than the Company Equity Plans or any Contracts evidencing awards granted under the Company Equity Plans;

(xii)          Contract with third party manufacturers and suppliers for the manufacture and/or supply of materials or products in the supply chain for Company Products that involve payments in excess of $1,000,000 during the current or a subsequent fiscal year;

(xiii)         Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, extension of credit or capital contribution to, or other investment in, any Person that is not a Subsidiary of the Company (other than extensions of credit to customers in the ordinary course of business and advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business);

(xiv)          Labor Agreement;

(xv)          Government Contract involving payments in excess of $1,000,000 to or from the Company and its Subsidiaries during the current or a subsequent fiscal year; or

(xvi)          Contract to enter into any of the foregoing.

Each such Contract described in clauses (i) through (xvi) above of this Section 3.13(a) or excluded therefrom due to the exception of being filed as an exhibit to the Company SEC Documents, together with each Company Real Property lease listed in Section 3.11(b) of the Company Disclosure Letter, other than any Company Plan, is referred to herein as a “Company Material Contract.”

(b)          The Company has made available to Parent a true and correct copy of all written Company Material Contracts, together with all material amendments thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Company Material Contract.

(c)          (i) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (A) is, or has sent or received written notice that any other party to any Company Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any rights or benefits under any Company Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Company Material Contract and (iii) each such Company Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, the Company or any of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto. As of the date of this Agreement, no party to any Company Material Contract has given any written notice of termination, cancellation or breach of, or dispute with respect to, any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract (whether as a result of the Contemplated Transactions or otherwise).

Section 3.14.          Intellectual Property.

(a)          Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and correct list of all material (1) Patents, (2) Trademarks and (3) Copyrights, in each instance, that are owned by the Company or any of its Subsidiaries and that have been registered with a Governmental Body, or with respect to which the Company or any of its Subsidiaries has filed an application for registration, except for any such Patents, Trademarks or Copyrights that have been abandoned by the Company or any of its Subsidiaries as of the date of this Agreement in the normal course of business (collectively, “Company Registered Intellectual Property”). Section 3.14(a) of the Company Disclosure Letter also sets forth, as of the date of this Agreement, a list of all material internet domain names with respect to which the Company or any of its Subsidiaries are the registrant. To the Knowledge of the Company, all Company Registered Intellectual Property is valid, subsisting and enforceable.

(b)          The Company or its applicable Subsidiary is listed as the exclusive or joint owner of all rights, title and interests at the U.S. Patent and Trademark Office in the Company Registered Intellectual Property, free and clear of all Liens (except for Permitted Liens and rights, title or interests granted under the IP Contracts) except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries possess legally sufficient and enforceable rights to use all other material Intellectual Property used in connection with the conduct of the Company’s and any of its Subsidiary’s businesses as of the date of this Agreement; provided, however, that the foregoing will not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 3.14(c) below.

(c)          To the Knowledge of the Company, since the Reference Date, neither the conduct of the Company’s business nor the conduct of any of its Subsidiaries’ businesses has misappropriated, infringed or otherwise violated the Intellectual Property of any Person except as would not reasonably be expected to have a Company Material Adverse Effect. Since the Reference Date, neither the Company nor any of its Subsidiaries has received any written notice from any Person claiming any violation, misappropriation or infringement of the Intellectual Property of such Person except as would not reasonably be expected to have a Company Material Adverse Effect.

(d)          Since the Reference Date, (i) to the Knowledge of the Company, no Person has misappropriated, infringed or violated any Owned Intellectual Property or Exclusive Intellectual Property and (ii) no written claims are pending or, to the Knowledge of the Company, threatened, against any of its Subsidiaries (A) regarding the Company’s or its Subsidiaries’ use or ownership of any Owned Intellectual Property or use of any Exclusive Intellectual Property or (B) challenging or questioning the validity or enforceability of any Owned Intellectual Property or Exclusive Intellectual Property, in each case of (i) and (ii), except as would not reasonably be expected to have a Company Material Adverse Effect.

(e)          Section 3.14(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all IP Contracts to which the Company or any of its Subsidiaries is a party. To the Knowledge of the Company, neither the Company nor its Subsidiaries are in default of any IP Contracts in any material respect. Except as set forth on Section 3.14(e) of the Company Disclosure Letter, the consummation of the Contemplated Transactions will not by itself afford any other party to IP Contracts the right to terminate any such IP Contracts.

(f)          The Company and its Subsidiaries have taken commercially reasonable steps to prevent the unauthorized disclosure or use of its and their Trade Secrets, and since the Reference Date, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any material unauthorized disclosure of such Trade Secrets.

(g)          The Company makes no additional representations and warranties with respect to any Intellectual Property matters except as expressly set forth in this Section 3.14.

Section 3.15.        Litigation. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) there are no Actions pending and, to the Knowledge of the Company, no Actions threatened in writing against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body and (b) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any present officer or director of the Company or any of its Subsidiaries, is subject to or in violation of any outstanding material judgment, injunction, rule, order or decree of any court or Governmental Body.

Section 3.16.      Insurance. Section 3.16 of the Company Disclosure Letter sets forth each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage, but excluding policies relating to Company Plans) to which the Company or its Subsidiaries is a party as of the date of this Agreement. As of the date of this Agreement, each such insurance policy under which the Company or its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect, and (i) neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policy, (ii) no notice of cancellation, termination, non-renewal or reduction in coverage has been received with respect to any such insurance policy and (iii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any such insurance policy, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent an accurate and complete copy of all insurance policies set forth in Section 3.16 of the Company Disclosure Letter.

Section 3.17.          Employee Benefit Plans.

(a)          Section 3.17(a) of the Company Disclosure Letter lists each material Company Plan.

(b)          With respect to each material Company Plan that is not filed as an exhibit to a Company SEC Document, other than any Company Plan that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, as applicable, the Company has made available to Parent and Merger Sub true and correct copies of the following (as applicable) prior to the date of this Agreement: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof, (ii) the most recent summary plan description along with all summaries of material modifications thereto, (iii) all related trust instruments or other material funding-related documents, (iv) the most recent Internal Revenue Service determination, advisory or opinion letter, if any, from the Internal Revenue Service of the United States (the “IRS”) for any Company Plan that is intended to qualify pursuant to Section 401(a) of the Code, and (v) any material non-routine correspondence with any Governmental Body in the past three (3) years.

(c)          Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable advisory or opinion letter from the Internal Revenue Service and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Plan. Except to the extent such noncompliance would not reasonably be expected to have a Company Material Adverse Effect, each Company Plan has been funded, administered and maintained in accordance with its terms and the requirements of the applicable provisions of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other applicable Law.

(d)         Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Plan, (i) there are no Actions or claims pending or, to the Knowledge of the Company, threatened, other than routine claims for benefits, and (ii) there have been no non-exempt “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) or any breaches of fiduciary duty with respect to any Company Plan.

(e)         Except as set forth on Section 3.17(e) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time within the six (6) year period prior to the date of this Agreement sponsored, maintained or contributed to, or had any Liability or obligation in respect of: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), or any other plan that is or was at any relevant time subject to Title IV of ERISA or Section 412 of the Code or (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(f)          With respect to any Company Plan set forth on Section 3.17(e) of the Company Disclosure Letter that was or is subject to Section 412 or 430 of the Code or Section 302 or 303 or Title IV of ERISA: (i), the minimum funding standards under Section 430 of the Code have been satisfied in all material respects and all contributions required under Section 302 or 303 of ERISA have in all material respects been timely made, whether or not waived; (ii) no reportable event within the meaning of Section 4043 of ERISA for which the 30-day notice requirement has not been waived has occurred or is reasonably expected to occur in connection with the Contemplated Transactions; (iii) all premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) have in all material respects been timely paid in full; (iv) the PBGC has not instituted or, to the Knowledge of the Company, threatened to institute proceedings to terminate any such Company Plan; (v) all applicable requirements of Section 204(h) of ERISA have been complied with in all material respects; and (vi) to the Knowledge of the Company, no asset of the Company or any of its Subsidiaries is subject to a lien under Section 430 of the Code or Section 4068 of ERISA.

(g)          Except as would not reasonably be expected to be material to the Company and except as provided for under agreements listed on Section 3.17(a) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any obligation to provide and, none of the Company Plans obligate the Company or any of its Subsidiaries to provide a current or former officer, director, employee or individual independent contractor (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other applicable Law or under a severance arrangement providing for such benefits for no longer than eighteen (18) months following termination of employment or service.

(h)          Except as required by applicable Law, set forth in Section 3.17(h) of the Company Disclosure Letter or otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of another event (including a termination of employment or service), (i) result in any material compensatory payment or benefit becoming due to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries under any Company Plan or otherwise, (ii) increase or otherwise materially enhance any benefits or compensation payable to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries under any Company Plan, (iii) result in the acceleration of the time of any payment or vesting of any payments or benefits to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries under any Company Plan or otherwise, (iv) require the Company or any of its Subsidiaries to set aside any assets to fund any payment or benefits to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries under any Company Plan or otherwise, (v) result in any forgiveness of indebtedness of any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries or (vi) result in the payment or retention of any compensation, benefit or other amount that, individually or in the aggregate, would reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(i)          Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify, reimburse or otherwise make whole any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries for any Taxes under Section 4999 or Section 409A of the Code.

(j)          Except as would not reasonably be expected to have a Company Material Adverse Effect, without limiting the generality of Section 3.17(a) through (i) above, with respect to each Company Plan that is subject to the laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Non-U.S. Plan”): (i) all Non-U.S. Plans that are required by applicable Law or the terms of the applicable Non-U.S. Plan to be funded are funded as so required, and to the extent required by applicable Law or the terms of such Non-U.S. Plan, adequate reserves have been established with respect to any Non-U.S. Plan that is not required to be funded, (ii) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, and (iii) other than a plan or arrangement that is required by applicable Law, no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).

Section 3.18.          Environmental Compliance and Conditions.

(a)          Except for matters that would not reasonably be expected to have a Company Material Adverse Effect:

(i)        The Company and its Subsidiaries are, and since the Reference Date have been, in compliance with all applicable Environmental Laws;

(ii)       The Company and each of its Subsidiaries has since the Reference Date held and currently holds, and has since the Reference Date been, and currently is, in compliance with, all Permits required under Environmental Laws to operate their business and occupy their facilities, including the Company Real Property;

(iii)      Except for matters that are resolved, neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or third party, regarding any actual or alleged violation of, or Liabilities under, Environmental Laws;

(iv)      Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any third party whose Liabilities have been assumed or undertaken by the Company or its Subsidiaries, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, distributed, exposed any person to, manufactured, sold, handled or released, or owned or operated any real property that is or has been contaminated by, any Hazardous Substance, in a manner that has given or would reasonably be expected to give rise to a material Liability for the Company or any of its Subsidiaries under any Environmental Laws; and

(v)        Since the Reference Date and except in compliance with Environmental Laws, neither the Company, nor any Subsidiary, has designed, manufactured, installed, repaired or distributed products or other items containing asbestos.

(b)          The Company has made available to Parent and Merger Sub copies of all material environmental, health or safety studies, reports or assessments, prepared since the Reference Date, related to the compliance of the Company or any of its Subsidiaries with Environmental Laws or of the environmental condition of the Company Real Property, in each case, in its possession or under its reasonable control.

Section 3.19.          Employment and Labor Matters.

(a)          Except as set forth on Section 3.19(a) of the Company Disclosure Letter or as is required by applicable Law, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other written Contract with a Union (each, a “Labor Agreement”). Except as set forth on Section 3.19(a) of the Company Disclosure Letter or as is required by applicable Law, no employee of the Company or any of its Subsidiaries is represented by a Union with respect to his or her work with the Company or any of its Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has experienced any picketing, strike, slowdown, work stoppage, lockout or material grievance or claim of unfair labor practices since the Reference Date. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have satisfied any requirement to obtain the consent of, or provide notice to, or to enter into any consultation with, any Union in connection with the Contemplated Transactions.

(b)          Except to the extent such noncompliance would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, the Company and its Subsidiaries are, and between the Reference Date and the date of this Agreement have been, in compliance with all Laws relating to labor and employment, including all such Laws relating to wages (including minimum wage and overtime wages), discrimination, harassment, retaliation, pay equity, workers’ compensation, safety and health, immigration, work authorization, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law (“WARN”).

(c)          There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries between the Reference Date and the date of this Agreement.

(d)          Since the Reference Date, the Company and its Subsidiaries have reasonably investigated all material, non-frivolous sexual harassment, or other unlawful harassment, discrimination or retaliation allegations against their respective officers, directors or employees of which they are aware.

(e)          To the Knowledge of the Company, as of the date of this Agreement, no current employee at the level of L3 or above has provided written notice to the Company or any of its Subsidiaries that such employee intends to terminate his or her employment with the Company or any of its Subsidiaries prior to the one-year anniversary of the Closing.

Section 3.20.          Company Products. Except as would not reasonably be expected to have a Company Material Adverse Effect, since the Reference Date, (a) each product developed, manufactured, marketed, sold, leased or distributed by the Company or its Subsidiaries (each, a “Company Product”) has been free of defects and in conformity with all applicable contractual specifications, applicable statutory requirements and all express and implied warranties made by the Company or any of its Subsidiaries, (b) neither the Company nor its Subsidiaries has any liability for replacement or repair of any Company Product or other damages in connection therewith, (c) there has not been any recall or post-sale warning concerning any Company Product and (d) neither the Company nor any of its Subsidiaries has received any written, or, to the Knowledge of the Company, oral notice of any product liability Action by or before any Governmental Body relating to any Company Product. As of the date of this Agreement, there is not any pending, or, to the Knowledge of the Company, threatened, Actions relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship relating to any Company Product, or otherwise alleging failure of a Company Product to meet in any material respects applicable specifications, warranties or contractual commitments.

Section 3.21.        Information Technology; Privacy and Data Security.

(a)          Since the Reference Date, the Company and its Subsidiaries have complied in all materials respects with all applicable Privacy Laws. Since the Reference Date, the Company and its Subsidiaries have in place all required, and have complied in all material respects with (i) each of their respective, written and published policies and procedures concerning the privacy and security of Personal Information (the “Privacy Policies”) and (ii) contractual obligations of the Company and its Subsidiaries relating to privacy and data security. As of the date of this Agreement, no claims have been asserted or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries by any Person alleging a violation of Privacy Laws and/or Privacy Policies.

(b)          Since the Reference Date, except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have maintained commercially reasonable technical, physical, and administrative measures to protect Personal Information and other confidential information stored or processed by or on behalf of the Company or its Subsidiaries and all Company Systems. Since the Reference Date, to the Knowledge of the Company, there have been no material Data Security Breaches.

Section 3.22.        Anti-Corruption Laws; Anti-Money Laundering Laws; Global Trade Laws.

(a)          None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any of its agents or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries has at any time since the Reference Date, in any material respect, violated or is in violation of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Global Trade Law. Without limiting the generality of the foregoing, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any of its agents or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries has at any time since the Reference Date, in any material respect (i) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Anti-Corruption Law; (ii) been a Sanctioned Person; or (iii) engaged in any business or dealings with a Sanctioned Country.

(b)          Except with respect to the filings described in Section 3.6 and as set forth in Section 3.22(b) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any of its agents or distributors or any Person acting on behalf of the Company or its Subsidiaries has at any time since the Reference Date (i) made a voluntary, directed or involuntary disclosure to any Governmental Body with respect to any alleged act or omission arising under or relating to noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law or Global Trade Laws or (ii) received written notice that it is subject to any investigation by any Governmental Body for violations of Anti-Corruption Laws, Anti-Money Laundering Laws or Global Trade Laws or received any notice, request or citation from any Governmental Body for any noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law or Global Trade Laws.

Section 3.23.        Brokerage. Other than Evercore Group L.L.C. and J.P. Morgan Securities LLC, no Person is entitled to any financial advisory fee or similar fee or commission in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company. The Company has delivered or made available to Parent accurate and complete copies of any engagement letters pursuant to which Evercore Group L.L.C. and J.P. Morgan Securities LLC are entitled to any financial advisory fee in connection with the Contemplated Transactions.

Section 3.24.      Information Supplied. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.25.       No Rights Agreement. There is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan that is as of the date hereof, or at the Effective Time shall be, applicable to the Company, the Shares or the Contemplated Transactions.

Section 3.26.        Opinion. The Company Board has received a written opinion from each of Evercore Group L.L.C. and J.P. Morgan Securities LLC that, as of the date of such opinions and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, the Merger Consideration to be paid to the holders of the Company Common Stock (other than holders of (i) Shares held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time, (ii) Shares owned by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub immediately prior to the Effective Time, or (iii) Dissenting Shares) pursuant to the Merger is fair, from a financial point of view, to such holders. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.27.        Government Contracts.

(a)          Neither the Company nor any of its Subsidiaries has materially breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract nor received notice that the Company or any of its Subsidiaries (i) has materially breached or violated any Law, certification, representation, clause or provision, (ii) is in material breach of any Government Contract or Government Bid, (iii) is subject to any material cost disallowance, withhold, offset, overpayment or credit requested by or on behalf of a Governmental Body or (iv) received any small business set-aside contract, any other set-aside contract or other order or contract requiring small business or other preferred bidder status.

(b)       Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, (i) all representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company or any of its Subsidiaries to a Governmental Body or any other Person in connection with any Government Contract within the last three (3) years were current, accurate and complete as of its effective date, and the Company and (ii) each of its Subsidiaries has provided any reasonably required updates to such representations, certifications and statements.

(c)          All invoices and claims submitted for payment, reimbursement or adjustment submitted by the Company or any of its Subsidiaries were current, accurate and complete in all material respects as of its submission dates.

(d)         Neither the Company nor any of its Subsidiaries has, nor to the Knowledge of the Company, any of their respective officers, senior management or employees, been debarred, suspended or excluded from participation in the award or performance of any Government Contract for any reason nor has any debarment, suspension or exclusion investigation been formally initiated or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, senior management or employees.

(e)          Neither the Company nor any of its Subsidiaries, nor any of their respective officers, or senior management is, or within the last three (3) years has been, under or subject to any material administrative, civil or criminal investigation, indictment, information lawsuit, subpoena, document request, administrative proceeding or audit, other than audits in the ordinary course, involving or related to the Company or any of its Subsidiaries with respect to an alleged or potential violation of any material requirement, regulation or Law pertaining to any Government Contract or Government Bid.

(f)          Within the last three (3) years, other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, made a voluntary or been obligated to provide a material mandatory disclosure to any Governmental Body with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(g)          To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Body with regard to any of the Company’s or any of its Subsidiaries’ Government Contracts.

(h)          The Company and each of its Subsidiaries have complied in all material respects with (i) the U.S. Department of Defense requirements for cyber incident reporting and (ii) all regulations and contract terms implementing § 889 of the National Defense Authorization Act for Fiscal Year 2019.

Section 3.28.      No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OF THIS AGREEMENT (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) AND IN ANY CERTIFICATES REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT, THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY. IN CONNECTION WITH PARENT’S INVESTIGATION OF THE COMPANY, PARENT MAY HAVE RECEIVED FROM OR ON BEHALF OF THE COMPANY CERTAIN PROJECTIONS. THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS). THE COMPANY, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV OR IN ANY CERTIFICATES REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT, IT IS NOT ACTING (INCLUDING, AS APPLICABLE, BY ENTERING INTO THIS AGREEMENT OR CONSUMMATING THE MERGER) IN RELIANCE ON: (A) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, BY PARENT OR MERGER SUB; (B) ANY ESTIMATE, PROJECTION, PREDICTION, DATA, FINANCIAL INFORMATION, MEMORANDUM, PRESENTATION OR OTHER MATERIALS OR INFORMATION PROVIDED OR ADDRESSED TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, IN CONNECTION WITH PRESENTATIONS BY OR DISCUSSIONS WITH PARENT’S MANAGEMENT WHETHER PRIOR TO OR AFTER THE DATE OF THIS AGREEMENT OR IN ANY OTHER FORUM OR SETTING; OR (C) THE ACCURACY OR COMPLETENESS OF ANY OTHER REPRESENTATION, WARRANTY, ESTIMATE, PROJECTION, PREDICTION, DATA, FINANCIAL INFORMATION, MEMORANDUM, PRESENTATION OR OTHER MATERIALS OR INFORMATION.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
 OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 4.1.          Organization and Corporate Power. Each of Parent and Merger Sub is validly existing and in good standing under the Laws of the jurisdiction in which it was organized. Each of Parent and Merger Sub has all requisite corporate or similar power and authority and all Permits necessary to own, lease and operate its properties and assets, and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not have a Parent Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.

Section 4.2.         Authorization; Valid and Binding Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. No other corporate action pursuant to the Laws of the jurisdictions in which Parent or Merger Sub is organized, on the part of Parent and Merger Sub, is necessary to authorize this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by the Enforceability Exceptions.

Section 4.3.          No Breach. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation of the Merger, do not (a) conflict with or violate their respective certificates of incorporation or bylaws (or similar governing documents), (b) assuming all consents, approvals, authorizations and other actions described in Section 4.4 have been obtained, and all filings and obligations described in Section 4.4 have been made, conflict with or violate any Law or order, judgment or decree to which Parent, Merger Sub, either of their Subsidiaries or any of their properties or assets is subject or (c) conflict with or result in any breach of, constitute (with or without notice of or lapse of time or both) a default under, result in a violation of, give rise to a right of termination, modification, cancellation or acceleration under any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or result in the creation of any Lien upon the properties or assets of the Parent, Merger Sub or any other Subsidiary of Parent, with such exceptions, in the case of each of clauses (b) and (c) above, as would not have a Parent Material Adverse Effect.

Section 4.4.          Consents. Except for (a) the applicable requirements of the HSR Act and any Foreign Regulatory Approvals, (b) applicable requirements of the Exchange Act, (c) any filings required by Nasdaq or the NYSE and (d) the filing of the Certificate of Merger, Parent and Merger Sub are not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body is required to be obtained by the Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for those consents, approvals or authorizations the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5.         Litigation. As of the date of this Agreement, there are no proceedings pending or, to the Knowledge of Parent or Merger Sub, threatened in writing against Parent or any of its Subsidiaries that seeks to enjoin the Merger or the other Contemplated Transactions, other than any such proceedings that have not had and would not have a Parent Material Adverse Effect.

Section 4.6.          Information Supplied. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 4.7.          Brokerage. Other than Citibank, N.A., no Person is entitled to any financial advisory fee or similar fee or commission in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

Section 4.8.         Capitalization and Operations of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub has been formed solely for the purpose of engaging in the Contemplated Transactions and has engaged in no business activities and will have incurred no liabilities or obligations except as contemplated by this Agreement or incident to its formation.

Section 4.9.          Ownership of Shares. Neither Parent nor Merger Sub, nor any of their affiliates or associates (each, as defined in Section 203 of the DGCL), is, or at any time during the last three (3) years has Parent or Merger Sub or any of their affiliates or associates been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub, nor any of their affiliates and associates, beneficially owns any Shares or other securities of the Company or any options, warrants or other rights to acquire any economic interest in, the Company. Neither Parent nor Merger Sub nor any of their Affiliates are an Affiliate of the Company within the meaning of that term under the U.S. federal securities Laws.

Section 4.10.       Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Merger. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger.

Section 4.11.        Solvency. Assuming the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 of this Agreement, and immediately after giving effect to the Contemplated Transactions, Parent and each of its Subsidiaries will be solvent. As used in this paragraph, the term “solvent” means with respect to Parent and its Subsidiaries, as of any date of determination, that Parent and its Subsidiaries (a) has not incurred, and does not intend to incur, debts beyond their respective ability to pay such debt as they mature, (b) own assets which have a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) will not have unreasonably small capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent.

Section 4.12.        Investigation by Parent and Merger Sub; Disclaimer of Reliance.

(a)        Each of Parent and Merger Sub (i) is a sophisticated purchaser and has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the businesses, assets, condition, operations, and prospects of the Company and its Subsidiaries, (ii) has been furnished with or given adequate access to such information about the Company and its Subsidiaries as it has requested, (iii) to the extent it has deemed appropriate, has addressed in this Agreement any and all matters arising out of its investigation and the information provided to it and (iv) in determining to proceed with the Contemplated Transactions has not relied on any statements or information other than the representations and warranties set forth in Article III of this Agreement or in any certificates or documents delivered in connection with this Agreement. Each of Parent and Merger Sub acknowledges that neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates or Representatives, have made, nor will any of them be deemed to have made (and nor has Parent or Merger Sub or any of their respective Affiliates or Representatives relied upon) any representation, warranty, covenant or agreement, express or implied, with respect to the Company and its Subsidiaries, the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries, or the Contemplated Transactions, other than those expressly set forth in Article III of this Agreement. Without limiting in any respect the representations and warranties set forth in Article III of this Agreement or in any certificates or documents delivered in connection with this Agreement, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor its Subsidiaries nor any other Person (including any officer, director, member or partner of the Company or any of its Subsidiaries or any of their respective Affiliates) will have or be subject to any liability to Parent, Merger Sub or any other Person, resulting from Parent’s or Merger Sub’s use of any information, documents or material made available to Parent, Merger Sub or their Representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Contemplated Transactions. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article III, the assets and the business of the Company and its Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis. Each of Parent and Merger Sub acknowledges (A) that it is an informed and sophisticated Person, and has engaged advisors experienced in the evaluation and purchase of companies such as the Company and its Subsidiaries as contemplated hereunder and (B) has had the opportunity to negotiate the terms and conditions of this Agreement and the Contemplated Transactions and that the representations and warranties in this Agreement cover all of the material topics on which it is making its decision to proceed with the consummation of the Contemplated Transactions.

(b)         In connection with Parent’s and Merger Sub’s investigation of the Company, each of Parent and Merger Sub may have received from the Company and its Representatives certain projections and other forecasts and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Merger Sub is familiar with such uncertainties, that each of Parent and Merger Sub is taking responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent, Merger Sub and their Representatives will have no claim against any Person with respect thereto. Accordingly, each of Parent and Merger Sub acknowledges that, without limiting the generality of this Section 4.12(b), neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

Section 4.13.       Other Agreements. Parent and Merger Sub have disclosed to the Company all contracts, agreements or understandings (and, with respect to those that are written, Parent and Merger Sub has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub or any Affiliate of Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or its Subsidiaries, on the other hand.

Section 4.14.        Financing.

(a)          As of the date hereof, Parent has delivered to the Company a true, complete and correct copy of the fully executed debt commitment letter, together with the related fee letter referenced therein (in the case of the fee letter, redacted solely for provisions related to the amount or percentage basis points of fees, “flex” terms and other commercially sensitive economic terms, none of which could affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing to be funded for the Contemplated Transactions (other than through the operation of additional original issue discount or additional upfront fees imposed pursuant to “flex” terms that would not reduce the net proceeds of the Debt Financing below the amount, together with the aggregate committed amount of the Equity Financing (including any increase in the aggregate committed amount of the Equity Financing after the date of this Agreement), necessary to fund the Required Funding Amount), in each case, as contemplated by such Debt Commitment Letters, in any respect), dated as of the date of this Agreement, by and among the Debt Financing Sources party thereto and Parent or Merger Sub, providing for debt financing as described therein (together with all exhibits, schedules and annexes thereto, the “Debt Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Debt Financing Sources party thereto have agreed to lend the amounts set forth therein (the “Debt Financing”).

(b)          Parent has delivered to the Company a true, complete and correct copy of the fully executed equity commitment letter dated as of the date of this Agreement (together with all exhibits, schedules and annexes thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), by and between Parent Sponsor and Parent, pursuant to which, upon the terms and subject to conditions set forth therein, Parent Sponsor has agreed to invest in Parent the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to enforce, the Equity Commitment Letter in connection with the Company’s exercise of its rights under Section 8.13.

(c)          As of the date hereof, the Commitment Letters are in full force and effect and constitute the valid, binding and enforceable obligation of Parent or Merger Sub and Parent Sponsor, as applicable, and, to the Knowledge of Parent and Merger Sub, the other parties thereto, enforceable in accordance with their respective terms, except as enforcement may be limited by the Enforceability Exceptions. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Debt Financing or Equity Financing, as applicable, other than the conditions precedent expressly set forth in the applicable Commitment Letter. The Commitment Letters have not been amended or modified in any manner prior to the date of this Agreement, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect prior to the date of this Agreement, and, except as expressly permitted under Section 5.16(b), assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, no such termination, reduction, withdrawal or rescission is contemplated by Parent or Merger Sub or Parent Sponsor or, to the Knowledge of Parent and Merger Sub, any other party thereto. As of the date hereof, neither Parent nor Merger Sub is in default of or breach under the terms and conditions of any of the Commitment Letters, and, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, no event has occurred that, with or without notice, lapse of time or both would be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of any of the Commitment Letters.

(d)          As of the date hereof, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, each of Parent and Merger Sub has no reason to believe that (i) any of the conditions precedent expressly set forth in the Commitment Letters will not be satisfied on or prior to the Closing Date or (ii) the Financing in the aggregate amounts contemplated by the Commitment Letters will not be available to Parent and Merger Sub on the Closing Date. Each of Parent and Merger Sub acknowledges that Parent’s obligations under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, their Affiliates’, or any other Person’s (including, for the avoidance of doubt, the Company or any of its Subsidiaries) ability to obtain the Equity Financing or Debt Financing for the consummation of the Contemplated Transactions.

(e)          There are no side letters, understandings or other agreements or arrangements of any kind relating to any of the Commitment Letters or the Financing that could affect the availability or amount of the Financing contemplated by the Commitment Letters in any respect. Parent, Merger Sub or an Affiliate of Parent or Merger Sub on its behalf has fully paid any and all commitments or other fees and amounts required by the Commitment Letters to be paid on or prior to the date of this Agreement.

(f)          The Financing, when funded in accordance with the Commitment Letters (including after giving effect to any “flex” provisions), will provide Parent or Merger Sub with cash proceeds on the Closing Date sufficient to enable Parent and Merger Sub to perform all of their payment obligations under this Agreement at the Closing, including to (i) deliver the aggregate Merger Consideration and all other amounts required to be paid under Article II, (ii) pay any fees and expenses required to be made by or on behalf of Parent or Merger Sub at Closing, and (iii) repay or refinance any outstanding Indebtedness of Parent or Merger Sub or the Company and its Subsidiaries to the extent required in connection with the transactions described in this Agreement or the Commitment Letters (such amount, the “Required Funding Amount”). As of the date hereof, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, each of Parent and Merger Sub has no reason to believe that the representations and warranties contained in the immediately preceding sentence will not be true at and as of the Closing Date. Notwithstanding anything elsewhere in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 4.15.        Guaranty. Concurrently with the execution of this Agreement, Parent Sponsor has delivered to the Company a true, complete and correct copy of the executed Guaranty. The Guaranty is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent Sponsor in favor of the Company, enforceable by the Company in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions. Parent Sponsor is not in default of or breach under any of the terms or conditions of the Guaranty, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default of on the part of Parent Sponsor under the Guaranty.

Section 4.16.        CFIUS. Neither Parent nor Merger Sub is a “foreign person,” as that term is defined in the Defense Production Act of 1950, and all implementing regulations thereof.

Section 4.17.      No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OF THIS AGREEMENT AND IN ANY CERTIFICATES REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT, PARENT AND MERGER SUB MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND PARENT AND MERGER SUB HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY.

ARTICLE V
COVENANTS

Section 5.1.          Covenants of the Company.

(a)          Except (i) as set forth in Section 5.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted or contemplated by this Agreement, (iv) as necessary in response to Health Measures to protect the health and safety of the Company’s and its Subsidiaries’ customers, suppliers, partners, employees, licensors, licensees, distributors and others having business dealings with the Company and its Subsidiaries (provided that the Company has consulted with Parent in advance (to the extent reasonably practicable) and considered in good faith any recommendations of Parent) or (v) with the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned), from the date of this Agreement until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Article VII (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) carry on its business in the ordinary course of business, (B) preserve intact its current business organization, and (C) preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will not be materially impaired on the Closing Date. Any action, the subject matter of which is addressed in Section 5.1(b), below, will be deemed compliant with Section 5.1(a) if compliant with Section 5.1(b).

(b)          Without limiting the generality of Section 5.1(a), during the Pre-Closing Period and except (i) as set forth in Section 5.1(b) of the Company Disclosure Letter, (ii) as required by applicable Law or (iii) as expressly permitted or contemplated by this Agreement, the Company shall not and shall not permit any of its Subsidiaries, without the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned):

(i)          (A) declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock or shares or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Company Stock Option or Company Equity Award except, in each case (1) for the declaration and payment of dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company solely to its parent, (2) as a result of net share settlement of any Company Stock Option or Company Equity Award or to satisfy the exercise price or withholding Tax obligations in respect of any Company Stock Option or Company Equity Award or (3) any forfeitures of any Company Stock Options or Company Equity Award;

(ii)          grant, issue, sell, pledge, dispose of or otherwise encumber, or authorize the issuance, sale, pledge, disposition or other encumbrance of, (A) any shares of capital stock or other ownership interest in the Company or any of its Subsidiaries, (B) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (C) any phantom equity or similar contractual rights or (D) any rights, warrants, options, stock appreciation rights, restricted stock, stock units or other equity or equity-based compensation to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities except, in each case: (1) for issuances required by the terms of the Company Stock Options and Company Equity Awards outstanding on the date of this Agreement or issued in accordance with the terms of this Agreement or (2) for transactions solely between or among the Company and its wholly owned Subsidiaries;

(iii)          except as required by applicable Law or, solely with respect to clauses (A) and (C), the terms of a Company Plan set forth on Section 3.17(a) of the Company Disclosure Letter or another immaterial Company Plan that is not required to be listed on Section 3.17(a) of the Company Disclosure Letter, (A) increase, accelerate the funding, payment or vesting of, the wages, salary or other compensation or benefits with respect to any of the Company’s or any of its Subsidiaries’ directors, officers, employees or other individual service providers, (B) grant any cash or any equity or equity-based incentive award or any other bonus, retention, change in control, transaction, severance or similar compensation payable to any of the Company’s or any of its Subsidiaries’ directors, officers, or employees or other individual service providers, or (C) establish, adopt, enter into, amend in any material respect or terminate any material Company Plan or any other material benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Plan if in effect on the date hereof;

(iv)          (A) modify, extend, adopt, enter into, amend in any material respect or terminate any Labor Agreement; (B) recognize or certify any Union as the bargaining representative for any employees of the Company or its Subsidiaries; or (C) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that would reasonably be expected to implicate WARN;

(v)          (A) hire any employees or other individual service providers for the Company or any of its Subsidiaries whose annual base compensation would exceed $200,000 or (B) terminate (other than for cause) any employee or individual service provider of the Company or any of its Subsidiaries whose annual base compensation exceeds $200,000;

(vi)          amend any of the Company Organizational Document or amend in any material respect the comparable charter or organization documents of any of its Subsidiaries, adopt a shareholders’ rights plan or enter into any agreement with respect to the voting of its capital stock;

(vii)          effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

(viii)          adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(ix)          subject to clause (x), make any capital expenditures that are individually or in the aggregate in excess of $1,500,000 above amounts indicated in the capital expenditure budget set forth in Section 5.1(b)(ix) of the Company Disclosure Letter;

(x)          acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire or agree to acquire any equity interest in or material assets of any other Person, except for the purchase of materials from suppliers or vendors in the ordinary course of business or in individual transactions involving less than $2,000,000 in assets in the aggregate;

(xi)          except with respect to any intercompany arrangements, (A) incur any Indebtedness, except for (1) Indebtedness incurred under the Credit Agreement for working capital purposes in an outstanding principal amount not greater than $10,000,000 in the aggregate or (2) capital leases, purchase money financing for personal property, equipment financing and letters of credit in the ordinary course of business consistent with past practice; (B) make any loans or advances to any Person that is not a Subsidiary of the Company (except for extensions of credit to customers in the ordinary course of business and advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company’s or its Subsidiaries’ policies related thereto); or (C) make any capital contributions to, or investments in, any Person that is not a Subsidiary of the Company;

(xii)          sell, transfer, license, sublicense, assign, mortgage, encumber or otherwise abandon, withdraw or dispose of (A) any tangible assets with a fair market value in excess of $200,000 in the aggregate or (B) any material Owned Intellectual Property except, in the case of clause (B), (1) in the ordinary course of business, (2) with respect to non-exclusive licenses granted in the ordinary course of business or (3) abandonment or disposition of assets at the end of their useful life or statutory term in the ordinary course of business;

(xiii)          commence, pay, discharge, settle, compromise or satisfy any Action that is unrelated to the Contemplated Transactions (A) for monetary consideration in excess of $1,500,000 in the aggregate, (B) that would impose any material non-monetary obligations on the Company or its Subsidiaries that would continue after the Effective Time or (C) that does not relate to any actual or potential violation of any criminal Law;

(xiv)          change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xv)          (A) make, change or revoke any material Tax election with respect to the Company or any of its Subsidiaries, (B) file any material amended Tax Return, (C) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to the Company or any of its Subsidiaries, (D) settle or compromise any material Tax liability with respect to the Company or any of its Subsidiaries or enter into a material closing agreement, or (E) surrender any right to claim a material Tax refund or credit, except, in each case, as required by applicable Law;

(xvi)          waive, release or assign any material rights or claims under, or enter into, renew, affirmatively determine not to renew, materially amend, materially modify, terminate, cancel, exercise any options or rights of first offer or refusal under or terminate, any Company Material Contract, material Company Real Property lease or any Contract that would be a Company Material Contract if in existence on the date hereof;

(xvii)          abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Company Permits in a manner adverse to the business of the Company and its Subsidiaries;

(xviii)          cancel, materially reduce, terminate or fail to maintain in effect without replacing material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(xix)          materially waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other analogous restrictive covenant obligation of any current or former officer, director or employee of the Company or its Subsidiaries;

(xx)          engage in any sale-leaseback or similar transaction with respect to the Company Owned Real Property;

(xxi)          conduct business or operations in Russia, including selling or delivering the Company’s products into Russia or seeking exemptions to Sanctions for any business with Russia;

(xxii)          engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case, that would be required to be disclosed pursuant to Item 404; or

(xxiii)          authorize, agree or commit to take any of the actions described in clauses (i) through (xxii) of this Section 5.1(b).

Section 5.2.          Access to Information; Confidentiality.

(a)          From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts, upon reasonable advance notice and subject to any governmental restrictions or recommendations, (i) give Parent and Merger Sub and their respective Representatives reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operations of the business of the Company) to relevant employees, Representatives, assets and facilities and to relevant books, contracts, work papers and records of the Company and its Subsidiaries, and provide copies of such books, contracts, work papers and records of the Company and its Subsidiaries, in each case, to the extent reasonably requested by Parent or Merger Sub, (ii) permit Parent and Merger Sub to make such non-invasive inspections as they may reasonably request, (iii) furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties, and personnel of the Company as Parent or Merger Sub may from time to time reasonably request and (iv) use commercially reasonable efforts to facilitate site visits by Parent or any of its Representatives at any facility of a third-party contract manufacturer of the Company or any of its Subsidiaries; provided that any such access shall be afforded and any such information shall be furnished at Parent’s expense and provided, further, that the purpose of any such access, in the case of clause (i), or any such request, in the case of clauses (ii) through (iv), will be limited to reasonable business purposes, including the planning of any restructuring, post-closing operations or the integration of the Company, its Subsidiaries, and their respective businesses, on the one hand, with Parent, Parent’s Subsidiaries, and their respective businesses, on the other hand, as well as in connection with the review of financial statements, Taxes, any potential Action or investigation by or before a Governmental Body (including in connection with matters covered under Section 5.14 and SEC or other Governmental Body reporting obligations).

(b)          Information obtained by Parent or Merger Sub pursuant to Section 5.2(a) will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement, with such Confidentiality Agreement hereby amended to limit the permitted use of any information supplied pursuant to Section 5.2(a) to the purpose specified herein.

(c)          Nothing in this Section 5.2(a) requires the Company to permit any inspection, or to disclose any information, to the extent (i) the provision of such information violates any of its or its Affiliates’ respective obligations with respect to confidentiality under any applicable Contract or Law (so long as the Company has reasonably cooperated with Parent and used commercially reasonable efforts to permit disclosure to the extent permitted by such Contract or Law), (ii) such information relates to the applicable portions of minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed the Contemplated Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, or combination of the Company with, any Person, any Acquisition Proposal or any Intervening Event, (iii) such inspection or disclosure would reasonably be expected to conflict with applicable Contracts or Laws (so long as the Company has reasonably cooperated with Parent and used commercially reasonable efforts to permit disclosure to the extent permitted by such Contract or Law), or (iv) that affording such access or furnishing such information would result in loss of legal protection, including the attorney-client privilege and work product doctrine (so long as the Company has reasonably cooperated with Parent and used commercially reasonable efforts to permit disclosure to the extent it would not result in loss of such legal protection). Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including as a result of COVID-19 or any Health Measures).

(d)          Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not feasible or would not be permitted under applicable Law (including as a result of COVID-19 or any Health Measures).

Section 5.3.          Acquisition Proposals.

(a)          The Company shall not, shall cause its Subsidiaries, directors and officers not to, and shall not authorize or direct its Representatives to: (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal, (ii) engage in negotiations with respect to any Acquisition Proposal, (iii) provide any non-public information or afford access to the physical properties of the Company or any of its Subsidiaries, in each case, to any Person or host any meeting (including by telephone or videoconference) with any Person (in each case, other than Parent, Merger Sub, or any designees of Parent or Merger Sub) in connection with, or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal, or (iv) in connection with any Acquisition Proposal, grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality agreement (other than any standstill or similar provision), in each case, in a manner favorable to the counterparty thereto, or (v) enter into any letter of intent, Contract or agreement in principle with respect to an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries to, and shall instruct its Representatives to, immediately cease any solicitation, discussions, or negotiations with any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) with respect to any Acquisition Proposal (or any such inquiry, proposal or offer), and, promptly (but in no event later than forty-eight (48) hours following the date of this Agreement) shall request the return or destruction of all confidential information provided by or on behalf of the Company or its Subsidiaries to any such Person and terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal. Notwithstanding the foregoing, the Company and its Representatives may (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (B) inform a Person that has made or to the Knowledge of the Company, is considering making, following the date hereof, an Acquisition Proposal of the provisions of this Section 5.3.

(b)          Notwithstanding Section 5.3(a) or any other provision of this Agreement, if at any time following the date of this Agreement and until the Company’s receipt of the Requisite Stockholder Approval, (i) the Company has received a bona fide (as reasonably determined in good faith by the Company Board) written Acquisition Proposal that did not result from a material breach of this Section 5.3 and (ii) the Company Board or a committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided that (1) the Company shall not, shall cause its Subsidiaries not to, and shall not authorize or direct its Representatives to disclose such information to, or participate in such discussions or negotiations with, such Person unless the Company (I) has entered into a confidentiality agreement prior to the date of this Agreement with such Person in connection with the Company’s strategic review process that was publicly announced on March 14, 2022 and which was reviewed by outside counsel prior to execution, or (II) enters into a customary confidentiality agreement with such Person following the date of this Agreement, in the case of clause (II), (x) with terms governing confidentiality that, taken as a whole, are not materially less restrictive to the other Person than those contained in the Confidentiality Agreement (except that any such confidentiality agreement need not contain a standstill or similar provision), and (y) that does not prevent the Company from providing any information to Parent and Merger Sub to the extent required by this Agreement; provided that any competitively sensitive information or data provided to any such Person pursuant to such confidentiality agreement who is, or whose Affiliates include, a competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data and (2) the Company shall, as promptly as reasonably practicable, and in any event within one (1) Business Day, provide or make available to Parent any material non-public information concerning the Company or its Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent and Merger Sub.

(c)          The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent in writing of the receipt by the Company of any Acquisition Proposal or written indication by any Person that it is considering making an Acquisition Proposal, including the identity of the Person or group of Persons making such Acquisition Proposal. The Company shall (i) promptly (and in any event within such forty-eight (48) hour period) provide Parent in all material respects with a copy of the applicable written Acquisition Proposal (or, if oral, with a summary of the material terms and conditions of any such Acquisition Proposal, including, for the avoidance of doubt, the form and amount of consideration and proposed financing arrangements), and (ii) use reasonable best efforts to keep Parent reasonably informed of any material developments regarding any Acquisition Proposal (including any material amendment to any material terms, it being understood that a change in price per share of Company Common Stock shall be a material amendment) on a reasonably prompt basis. Further, for the avoidance of doubt, any information provided by the Company or its Representatives to Parent and its Representatives pursuant to this Section 5.3(c), shall be kept confidential in accordance with the Confidentiality Agreement.

(d)          The Company Board and each committee thereof shall not, subject to the terms and conditions of this Agreement, (i) cause or permit the Company or its Subsidiaries to enter into any acquisition agreement, merger agreement, joint venture agreement, partnership agreement or similar definitive agreement (other than a confidentiality agreement referred to and entered into in compliance with Section 5.3(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make a Change of Board Recommendation.

(e)          Notwithstanding Section 5.3(d) or any other provision of this Agreement, prior to the Company’s receipt of the Requisite Stockholder Approval:

(i)          the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement if (C) the Company receives an Acquisition Proposal that did not result from a material breach of this Section 5.3 and that the Company Board or a committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal; (D) the Company has notified Parent in writing that it intends to terminate this Agreement to enter into an Alternative Acquisition Agreement, which notice shall include the information with respect to such Acquisition Proposal that is specified in Section 5.3(c); and (E) no earlier than the end of the Notice Period, after negotiating and instructing its Representatives to negotiate during the Notice Period to allow Parent to irrevocably offer adjustments to the terms of this Agreement such that the Acquisition Proposal no longer continues to constitute a Superior Proposal (if such negotiation is desired by Parent), the Company Board or any committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors, after taking into consideration the terms of any proposed amendment or modification to this Agreement, the Commitment Letters and the Guaranty that Parent has irrevocably committed to make during the Notice Period, that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company under applicable Law;

(ii)          the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Acquisition Proposal if (F) the Company receives an Acquisition Proposal that did not result from a material breach of this Section 5.3 and that the Company Board or a committee thereof determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a Superior Proposal, (G) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation, which notice shall include the information with respect to such Acquisition Proposal that is specified in Section 5.3(c), and (H) no earlier than the end of the Notice Period, after negotiating and instructing its Representatives to negotiate during the Notice Period to allow Parent to irrevocably offer adjustments to the terms of this Agreement such that the Acquisition Proposal no longer continues to constitute a Superior Proposal (if such negotiation is desired by Parent), the Company Board or a committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors, that the Acquisition Proposal that is the subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, in each case, after taking into consideration any changes to this Agreement, the Commitment Letters and the Guaranty that Parent has irrevocably committed to make during the Notice Period;

(iii)          other than in connection with an Acquisition Proposal, the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Intervening Event if (I) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation, which notice shall describe the Intervening Event in reasonable detail, and (J) no earlier than the end of the Notice Period, after negotiating and instructing its Representatives to negotiate during the Notice Period to allow Parent to irrevocably offer adjustments to the terms of this Agreement (if such negotiation is desired by Parent), the Company Board or any committee thereof determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, and after considering the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; and

(iv)          during any Notice Period, if requested by Parent, the Company shall negotiate in good faith with Parent regarding potential changes to this Agreement.

The provisions of this Section 5.3(e) apply to any material amendment to any material terms (it being understood that a change in price per share of Company Common Stock shall be a material amendment) of any applicable Superior Proposal with respect to Section 5.3(e)(i) and Section 5.3(e)(ii) and require a revised Determination Notice and a new Notice Period pursuant to clause (i)(C) or (ii)(C), as the case may be, and any material change to the facts and circumstances relating to any Intervening Event with respect to Section 5.3(e)(iii) and require a revised Determination Notice and a new Notice Period pursuant to clause (iii)(B).

(f)         Nothing contained in this Agreement prohibits (i) the Company Board or a committee thereof from (A) taking and disclosing to the holders of Shares a position contemplated by Rule 14e‑2(a) and Rule 14d-9(f) promulgated under the Exchange Act, or (B) making any public statement if the Company Board or a committee thereof determines that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or (ii) the Company or the Company Board from making any disclosure required under the Exchange Act; provided that any such action that would otherwise constitute a Change of Board Recommendation shall be made only in accordance with Section 5.3.

Section 5.4.          Proxy Statement.

(a)          Promptly following the date hereof, and in no event later than twenty (20) Business Days after the date hereof, the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3(e), the Company must include the Company Board Recommendation in the Proxy Statement.

(b)          Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company’s stockholders.

(c)          Prior to a Change of Board Recommendation, the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement without first providing the other party a reasonable opportunity to review and comment on such written communication, and each party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other parties or their respective counsel. Prior to a Change of Board Recommendation, the Company, on the one hand, and Parent, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith. Subject to applicable Law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

Section 5.5.          Company Stockholder Meeting.

(a)          Subject to the provisions of this Agreement, the Company will take all actions necessary in accordance with the DGCL, the Exchange Act, the Company Organizational Documents and the rules of the NYSE to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”), as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company’s stockholders for the purpose of obtaining the Requisite Stockholder Approval. Subject to the provisions of this Agreement, the Company will conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Company Stockholder Meeting can be held promptly following the effectiveness of the Proxy Statement. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the thirty-fifth (35th) day following the mailing of the Proxy Statement to the Company’s stockholders. Subject to Section 5.3(e) and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b)          Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (i) to allow time for the filing or dissemination of any supplemental or amended disclosure document that the Company Board has determines in good faith (after consultation with outside legal counsel) is required to be filed and disseminated under applicable Laws, or an order or request from the SEC or its staff, (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two (2) times pursuant to clause (ii) without Parent’s prior written consent); or (iii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff. Notwithstanding anything in this Agreement to the contrary, as long as the Company has complied with its obligations under Section 5.8 in all material respects, the Company will not be required to hold the Stockholder Meeting prior to the date that is three (3) Business Days after the date on which Parent notifies the Company that all of the filings (or draft filings where applicable) necessary to seek the Foreign Regulatory Approvals set forth in Section 5.8(a) of the Company Disclosure Letter have been filed with the relevant Governmental Body (and such filings have actually been made) and the Company will be permitted to postpone or adjourn the meeting until such filings (or draft filings as applicable) have been filed. Unless this Agreement is validly terminated in accordance with Article VII, the Company will submit this Agreement to the Company’s stockholders at the Company Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval even if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change.

Section 5.6.          Employment and Employee Benefits Matters.

(a)          Parent shall cause the Surviving Corporation and each of its other Subsidiaries to, for a period of one year following the Effective Time (or until employment terminates, if sooner), maintain for each individual employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Current Employee”) (i) a base compensation and a target annual cash incentive compensation opportunity that, in each case, is at least as favorable as that provided to the Current Employee as of immediately prior to the Effective Time, (ii) employee benefits (excluding equity and equity-based incentive compensation plans, severance, nonqualified deferred compensation, retention, change in control or transaction compensation arrangements, one-time bonuses, defined pension benefits and retiree health or welfare benefits) that are substantially comparable in the aggregate to those maintained for and provided to the Current Employee as of immediately prior to the Effective Time under the Company Plans set forth on Section 3.17(a) of the Company Disclosure Letter and (iii) severance benefits that are at least as favorable as the severance benefits provided by the Company or one of its Subsidiaries to the Current Employee pursuant to the severance plans or arrangements set forth on Section 3.17(a) of the Company Disclosure Letter. Each of the Company, Parent and Purchaser acknowledges that the occurrence of the Effective Time will constitute a change in control of the Company (or similar term) under the terms of the Company Plans containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.

(b)          If the Company has not paid annual bonuses in respect of calendar year 2023 (“2023 Annual Bonuses”) prior to the Effective Time, then, no later than March 15, 2024, Parent shall cause the Surviving Corporation or its applicable Subsidiary to pay to each Current Employee who participates in a Company Plan that provides the opportunity to earn an annual bonus in respect of calendar year 2023, such employee’s 2023 Annual Bonus based on the greater of target performance and actual achievement of the applicable performance metrics, subject to the Current Employee’s continued employment through the payment date. If Parent or the Surviving Corporation or any of their respective Affiliates terminates the employment of any Current Employee for any reason other than for cause prior to the payment of the 2023 Annual Bonus such Current Employee shall remain entitled to receive his or her 2023 Annual Bonus, prorated based on the number of days employed during calendar year 2023, and payable as if he or she had remained employed through the date the bonus had been paid, except that the amount payable upon a termination without cause by Parent or the Surviving Corporation or any of their respective Affiliates will be reduced by the value of any severance payment(s) a Current Employee is entitled to pursuant to any severance arrangement applicable to the Current Employee that is measured by reference to the Current Employee’s annual bonus for calendar year 2023.

(c)          Parent shall cause the Surviving Corporation to, cause service rendered by Current Employees to the Company and its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Company Plans) prior to the Effective Time to be taken into account for purposes of eligibility to participate, level of paid time off and level of severance benefits and vesting of retirement benefits (but not benefit accrual) under all employee benefit plans, programs, or arrangements of Parent and the Surviving Corporation and its Subsidiaries (the “New Plans”) in which the Current Employees are otherwise eligible to participate, to the same extent and for the same purpose as such service was taken into account under the corresponding Company Plans immediately prior to the Effective Time (the “Old Plans”); provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits or coverage with respect to the same type of benefits and period of service. Parent shall cause the Surviving Corporation to use commercially reasonable efforts to waive any eligibility requirements, waiting periods, actively-at-work requirements, evidence of insurability requirements or pre-existing condition limitations under any New Plan that provides group medical, dental, vision or prescription drug benefits to the extent such restriction would not have been applicable to a Current Employee under any comparable Old Plan in which they participated prior to the Effective Time. Parent shall cause the Surviving Corporation and its Subsidiaries to use commercially reasonable efforts to, give such Current Employees credit under the New Plans that provide group medical, dental, vision or prescription drug benefits for any eligible expenses incurred by such Current Employees and their covered dependents and credited to such person under the comparable Old Plan during the portion of the year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Current Employees and their covered dependents in respect of the plan year in which the Effective Time occurs.

(d)          Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms and applicable Law.

(e)          No provision of this Agreement (i) prohibits Parent or the Surviving Corporation from establishing, amending or terminating any Company Plan or any other benefit or compensation plan, policy or arrangement, (ii) requires Parent or the Surviving Corporation to keep any Person employed for any period of time or to offer any particular term of employment, (iii) constitutes the termination of, establishment or adoption of, or amendment to, any Company Plan or other benefit or compensation plan, policy or arrangement or (iv) confers upon any Current Employee or any other Person any third-party beneficiary or similar rights or remedies.

Section 5.7.          Directors’ and Officers’ Indemnification and Insurance.

(a)          Parent and Merger Sub shall cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors, officers and employees of the Company than are currently provided in the Certificate of Incorporation and Bylaws, which provisions may not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the later of (i) the expiration of the statute of limitations applicable to such matters and (ii) six (6) years from the Effective Time, and in the event that any Action is pending or asserted or any claim made during such period, until the disposition of any such Action or claim, unless such amendment, modification or repeal is required by applicable Law, in which case Parent shall, and shall cause the Surviving Corporation to, make such changes to the certificate of incorporation and the bylaws as to have the least adverse effect on the rights of the individuals referenced in this Section 5.7.

(b)          Without limiting any additional rights that any Person may have under any agreement or Company Plan, from and after the Effective Time and until the later of (i) the expiration of the statute of limitations applicable to such matters and (ii) six (6) years from the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) or former director or officer of the Company (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”), against all obligations to pay a judgment, settlement, or penalty and reasonable expenses incurred in connection with any Action, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, arising out of or pertaining to any action or omission, including any action or omission in connection with the fact that the Indemnified Party is or was an officer, director, employee, fiduciary, or agent of the Company or its Subsidiaries, or of another entity if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Action, Parent and the Surviving Corporation shall advance to each Indemnified Party reasonable expenses incurred in the defense of the Action, including reasonable attorneys’ fees (provided that any Person to whom expenses are advanced shall have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).

(c)          Notwithstanding anything to the contrary in this Agreement, the Company may purchase prior to the Effective Time, and if the Company does not purchase prior to the Effective Time, the Surviving Corporation shall purchase at or after the Effective Time, a tail policy under the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policy (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided that the aggregate premium for such tail policy may not be in excess of three hundred fifty percent (350%) of the last annual premium paid prior to the Effective Time. Parent shall cause such policy to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)          Without limiting any of the rights or obligations under this Section 5.7, from and after the Effective Time, the Surviving Corporation shall keep in full force and effect, and shall comply with the terms and conditions of, any agreement in effect as of the date of this Agreement and made available to Parent between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party and Parent hereby guarantees the obligations of the Surviving Corporation pursuant to such agreements.

(e)          This Section 5.7 will survive the consummation of the Merger and is intended to benefit, and is enforceable by, any Indemnified Party. The indemnification and advancement provided for in this Section 5.7 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, Contract or otherwise. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or a majority of its properties and assets to any Person, then, and in each such case, Parent shall use reasonable best efforts to make proper provisions such that the successors and assigns of the Surviving Corporation assume the applicable obligations set forth in this Section 5.7.

Section 5.8.          Further Action; Efforts.

(a)          Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the Merger and the Contemplated Transactions as promptly as possible and, in any event, by or before the Outside Date. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to (i) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all other applicable filings pursuant to the Foreign Regulatory Approvals with respect to the Merger as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that, unless otherwise agreed by the Company and Parent in writing, the filing of a Notification and Report Form pursuant to the HSR Act must be made within ten (10) Business Days after the date of the Agreement, the applicable filings (or draft filings where applicable) pursuant to the Foreign Regulatory Approvals set forth in Section 5.8(a) of the Company Disclosure Letter must be made within twenty (20) Business Days after the date of this Agreement and all other applicable filings pursuant to the Foreign Regulatory Approvals must be made as promptly as practicable after the date of this Agreement; provided, further, that Parent shall not be in breach of this Section 5.8(a) with respect to Foreign Regulatory Approvals if any failure to make such filings (or draft filings where applicable) within such twenty (20) Business Day time period resulted from the Company’s breach of its obligations under this Section 5.8(a) with respect to Foreign Regulatory Approvals) and (ii) to make an appropriate response as promptly as practicable to any request for information and documentary material that may be made by a Governmental Body pursuant to the HSR Act or any other Antitrust Laws or Foreign Investment Laws. Parent shall, with the reasonable cooperation of the Company, be responsible for making any filing or notification required for the purposes of the Foreign Regulatory Approvals. The parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of such party in connection with proceedings under or relating to any Antitrust Laws and any Foreign Investment Laws.

(b)          Without limiting the foregoing, the parties hereto agree, in each case in connection with the Merger or the Contemplated Transactions (i) to give each other reasonable advance notice of all meetings with any Governmental Body relating to any Antitrust Laws or Foreign Investment Laws, (ii) to give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any Antitrust Laws or Foreign Investment Laws, (iv) if any Governmental Body initiates a substantive oral communication regarding any Antitrust Laws or Foreign Investment Laws, to promptly notify the other party of the substance of such communication, (v) to provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any Antitrust Laws or Foreign Investment Laws and (vi) to provide each other with copies of all substantive written communications to or from any Governmental Body relating to any Antitrust Laws or Foreign Investment Laws. Any such disclosures or provision of copies by one party to the other may be redacted or made on an outside counsel basis, if and to the extent appropriate.

(c)          Notwithstanding anything in this Agreement to the contrary, Parent shall, and shall cause each of its Subsidiaries to, (i) take any and all actions necessary to obtain any consents, clearances, or approvals required under or in connection with Antitrust Laws, and to enable all waiting periods under the HSR Act and other applicable Antitrust Laws to expire, and to avoid or eliminate impediments under applicable Antitrust Laws asserted by any Governmental Body, and (ii) use its reasonable best efforts to take any and all actions necessary to obtain the Foreign Investment Approvals, in each case, to cause the Merger to occur as promptly as possible and, in any event, by or before the Outside Date, including (A) promptly complying with any requests for additional information (including any second request or equivalent) by any Governmental Body, (B) if necessary to obtain clearance by any Governmental Body before the Outside Date, offering, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, or other disposition of any and all of the capital stock, assets, equity holdings, rights, products, or businesses of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) or making or effecting any commitment, condition or undertaking required by any Governmental Body with respect to the capital stock, assets, equity holdings, rights, products, or businesses of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), and any other restrictions on the activities of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries); provided, that Parent and its Subsidiaries will not be required to take any of the actions contemplated by this clause (B) as condition by any Governmental Body to obtaining any Foreign Investment Approval in the event that such action contemplated by this clause (B) would reasonably be expected to result in a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken as a whole, following the Merger, and (C) contesting, defending, and appealing any threatened or pending preliminary or permanent injunction or other order, decree, or ruling or statute, rule, regulation, or executive order that would adversely affect the ability of any party hereto to consummate the Merger and taking such actions to prevent the entry, enactment, or promulgation thereof. Subject to the other provisions of this Agreement, including this Section 5.8, each party shall not, and shall cause each of its Subsidiaries to not, take, any action or omit to take any action that would reasonably be expected to materially delay or prevent clearance by any Governmental Body or to make clearance by any Governmental Body before the Outside Date less probable in any material respect. Parent shall bear the filing fees incurred in connection with any filings under the HSR Act and in connection with the Foreign Regulatory Approvals which may be required for the consummation of the Merger.

(d)          Without limiting the obligations in clauses (a) and (c) of this Section 5.8, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body challenging the Merger, each of Parent, Merger Sub, and the Company shall cooperate in all respects with each other and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, decision, or other order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(e)          Prior to the Effective Time, each party shall use commercially reasonable efforts to obtain any consents, approvals, or waivers of third parties with respect to any Contracts to which it is a party as may be necessary for the consummation of the Contemplated Transactions or required by the terms of any Contract as a result of the execution, performance or consummation of the Contemplated Transactions; provided that in no event will the Company or its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty, or other consideration or make any other accommodation to any third party to obtain any consent, approval or waiver required with respect to any such Contract. Notwithstanding the foregoing, except as required by applicable Law or an applicable Labor Agreement, the Company shall not consult with any Union regarding the Contemplated Transactions without obtaining Parent’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed).

Section 5.9.          Public Announcements. The Company shall not, and shall cause its Subsidiaries to not, and Parent shall not, and shall cause each of its Subsidiaries to not, issue any press release or announcement concerning the Contemplated Transactions without the prior consent of the other party (which consent may not be unreasonably withheld, conditioned, or delayed), except any release or announcement required by applicable Law (including in connection with the making of any filings or notifications required under the HSR Act or in order to obtain the Foreign Regulatory Approvals in connection with the Contemplated Transactions) or any rule or regulation of the NYSE or any other stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance; it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. The restrictions of this Section 5.9 do not apply to communications by any party or its Representatives in connection with, or following, an Acquisition Proposal or a Change of Board Recommendation. Each party hereto may make any press release or announcement to the extent that such press releases or announcements are consistent with previously press release or announcement made in compliance with this Section 5.9. Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the Contemplated Transactions to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 5.10.          Conduct of Parent and Merger Sub.

(a)          Subject to the other provisions of this Agreement, including Section 5.8, Parent shall not, and shall cause each of its Subsidiaries to not, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger not being satisfied or prevent, materially delay, or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other Contemplated Transactions.

(b)          Parent shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

Section 5.11.        No Control of the Company’s Business. Nothing contained in this Agreement gives Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.12.       Operations of Merger Sub. Prior to the Effective Time, Merger Sub shall not engage in any other business activities and shall not incur any liabilities or obligations other than as contemplated herein.

Section 5.13.        Ownership of Company Securities. Prior to the Effective Time, Parent shall not, and shall cause each of its Subsidiaries to not, acquire (directly or indirectly, beneficially or of record) any Company Common Stock, or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock. None of Parent, Merger Sub or their respective Affiliates shall hold any rights to acquire any Company Common Stock except pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the prohibitions set forth in this Section 5.13 shall not apply to any investment in any securities of the Company by or on behalf of any pension or employee benefit plan or trust, including (a) any direct or indirect interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940, as amended, or (b) interests in securities comprising part of a mutual fund or broad based, publicly traded market basket, or index of stocks approved for such a plan or trust in which such plan or trust invests and, in all cases, over which Parent, Merger Sub or their respective Subsidiaries exercise no investment discretion and provided such beneficial ownership does not result in an obligation by Parent, Merger Sub or their respective Subsidiaries to file or amend a Schedule 13D pursuant to the Exchange Act.

Section 5.14.        Stockholder Litigation. The Company shall promptly notify Parent of actions, suits, or claims instituted against the Company or any of its directors or officers relating to this Agreement or the Contemplated Transactions (“Stockholder Litigation”). Parent shall have the right to participate in the defense of any such Stockholder Litigation, the Company shall consult with Parent regarding the defense of any such Stockholder Litigation, and the Company shall not settle or compromise any Stockholder Litigation without the prior written consent of Parent, not to be unreasonably withheld, delayed or conditioned.

Section 5.15.          Treatment of Certain Indebtedness. Prior to the Closing, the Company shall use its commercially reasonable efforts to deliver to Merger Sub, a draft of (and on or prior to the Closing Date, an executed copy of) a customary payoff letter (the “Payoff Letter”) from the agent under the Credit Agreement relating to the repayment in full of all obligations thereunder, the termination of the Credit Agreement and all commitments in connection therewith and the release of all Liens securing the obligations thereunder (the “Payoff”). At the Closing, Merger Sub shall pay or shall cause to be paid, in full and in immediately available funds, any and all amounts outstanding and then necessary to effect the Payoff in accordance with the Payoff Letter.

Section 5.16.        Financing.

(a)          Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Financing contemplated by the Commitment Letters on or prior to the Closing Date on the terms and conditions described in the Commitment Letters (subject to replacement thereof in accordance with Section 5.16(c)), including (i) maintaining in full force and effect the Commitment Letters and any Definitive Debt Financing Agreements and complying with its obligations thereunder (subject to replacement thereof in accordance with Section 5.16(c)), (ii) satisfying on a timely basis all conditions to the funding of the Financing set forth in the Commitment Letters and the Definitive Debt Financing Agreements no later than at the Closing, (iii) negotiating and entering into definitive debt financing agreements on the terms and conditions contemplated by the Debt Commitment Letter (including, if necessary, any “flex” provisions) or, in the Purchaser’s sole discretion, on other terms than those contained in the Debt Commitment Letter (including any “flex” provisions), in each case, which such other terms shall not constitute a Restricted Amendment (the “Definitive Debt Financing Agreements”), (iv) consummating the Debt Financing at or prior to the Closing and (v) enforcing its rights under the Debt Commitment Letter in the event of a breach by the Debt Financing Sources of the Commitment Letter, including through litigation. In the event that all conditions contained in any Commitment Letter or the Definitive Debt Financing Agreements (other than, with respect to the Debt Financing, the availability of the Equity Financing) have been satisfied, Parent and Merger Sub shall use reasonable best efforts to cause the Debt Financing Sources thereunder or Parent Sponsor, as applicable, to comply with their respective obligations thereunder, including to fund the Financing. Parent and Merger Sub shall keep the Company informed in reasonable detail of the status of its efforts to arrange the Financing and any other financing upon the written request of the Company and shall give the Company prompt written notice of (i) any breach by any party to the Commitment Letters or Definitive Debt Financing Agreements of any material provision which Parent or Merger Sub has become aware, (ii) the expiration or termination in writing (or attempted or purported termination in writing, whether or not valid) of the Debt Commitment Letter, (iii) any written or electronic (including email) notice or communication by any Debt Financing Source with respect to any actual or threatened breach, default (or allegation thereof), repudiation by any party to the Debt Commitment Letter or any Definitive Debt Financing Agreement or any refusal to provide, or stated intent that it will not provide, by any Debt Financing Source, the full amount of the Debt Financing contemplated by the Debt Commitment Letter for any reason or (iv) Parent’s or Merger Sub’s good faith belief, for any reason, that it may no longer be able to obtain all or any portion of any Financing contemplated by the Commitment Letters on the terms and conditions described therein.

(b)         Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause its Affiliates not to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its rights under, the Commitment Letters or Definitive Debt Financing Agreements without the Company’s prior written consent that could (i) reduce the aggregate amount of the Debt Financing below the amount, together with the aggregate committed amount of the Equity Financing (including any increase in the aggregate committed amount of the Equity Financing after the date of this Agreement), necessary to fund the Required Funding Amount, (ii) adversely affect the ability of Parent or Merger Sub to enforce its rights against any other party to the Debt Commitment Letter or the Definitive Debt Financing Agreements, in each case, as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof, (iii) prevent, delay or impede the consummation of the Debt Financing or the other Contemplated Transactions or (iv) impose any new or additional conditions, or otherwise expand any of the existing conditions, to the availability and funding of Debt Financing as contemplated by the Debt Commitment Letter (each of the foregoing, a “Restricted Amendment”); provided that, for the avoidance of doubt, Parent or Merger Sub may amend, replace, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement. Upon any such amendment, replacement, supplement, modification or waiver that is permitted in accordance with the provisions above, the terms “Debt Commitment Letter” and “Definitive Debt Financing Agreement” shall mean the Debt Commitment Letter or Definitive Debt Financing Agreement, as applicable, as so amended, replaced, supplemented or modified. Parent and Merger Sub shall promptly deliver to the Company copies of any such amendment, replacement, supplement or other modification of the Debt Commitment Letter and/or any such waiver of a provision of the Debt Commitment Letter.

(c)          If all or any portion of the Debt Financing becomes unavailable, or the Debt Commitment Letter or any of the Definitive Debt Financing Agreements shall be withdrawn, repudiated, terminated or rescinded, regardless of the reason therefor, then Parent and Merger Sub shall (i) use reasonable best efforts to arrange and obtain, as promptly as practicable, from the same and/or alternative financing sources, alternative financing in an amount sufficient, together with the aggregate committed amount of the Equity Financing (including any increase in the aggregate committed amount of the Equity Financing after the date hereof), to fund the Required Funding Amount and (ii) promptly notify the Company of such unavailability. In the event any alternative financing is obtained in accordance with this Section 5.16(c) (“Alternative Financing”), references in this Agreement to the “Debt Financing” shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the “Debt Commitment Letter” and the “Definitive Debt Financing Agreements” shall also be deemed to refer to such commitment letter, related fee letter and definitive financing agreements relating to such Alternative Financing, and all obligations of Parent or Merger Sub pursuant to this Section 5.16 shall be applicable thereto to the same extent as Parent’s and Merger Sub’s obligations with respect to the Debt Financing.

(d)          Company Cooperation.

(i)          The Company shall use reasonable best efforts to provide, and shall use reasonable best efforts to cause its Subsidiaries and their respective Representatives to provide, such customary cooperation as is reasonably requested by Parent in connection with the Debt Financing, including using reasonable best efforts (other than with respect to clauses (D)(I) and (II) and clause (E) below, which shall not be subject to reasonable best efforts) to (A) upon reasonable prior written notice and at reasonable times, participate in a reasonable number of meetings, drafting sessions, rating agency presentations and lender due diligence presentations, in each case at times and locations to be mutually agreed (provided that Parent shall use reasonable best efforts to ensure that any such meeting, session or presentation shall be held via conference call to the extent requested by the Company); (B) assist in the preparation of customary bank information memoranda, lender presentations, rating agency presentations and other similar documents and materials in connection with the Debt Financing (the “Marketing Material”) and otherwise assist in the marketing efforts of Parent and its Debt Financing Sources; provided that no such Marketing Material shall be issued by the Company or its Subsidiaries (it being understood and agreed that the Company and its Subsidiaries shall not be required to provide information customarily delivered by an investment bank, agent bank or lender in the preparation of such bank information memoranda or similar documents); (C) assist with Parent’s preparation, negotiation and execution of definitive written financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, hedging arrangements, customary officer’s certificates and corporate resolutions, as applicable) and the pledging of collateral (it being understood that no such documents (other than customary authorization letters) or pledging of collateral will be effective until at or after the Closing); (D) make available to Parent, its advisors and its Debt Financing Sources such historical financial information and other historical pertinent information regarding the Company and each Subsidiary of the Company, in each case, as may be reasonably requested by Parent, including (I) the unaudited quarterly financial statements of the Company for each fiscal quarter of the Company ended after the Company Balance Sheet Date and at least forty-five (45) days prior to the Closing and the audited annual financial statements of the Company for any fiscal year of the Company ended after December 31, 2022 and at least ninety (90) days prior to the Closing, and (II) customary authorization letters (including customary representations with respect to accuracy of information and material non-public information); and (E) to the extent requested by Parent on behalf of the Debt Financing Sources no later than nine (9) Business Days prior to the Closing Date, furnishing, at least three (3) Business Days prior to the Closing, such documentation and other information required by any Governmental Body under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and beneficial ownership regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230). The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with any such Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company and/or its Subsidiaries or their reputation or goodwill.

(ii)          Notwithstanding the foregoing, neither the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.16: (A) that would require the Company or any of its Affiliates or any other Persons who are directors or officers of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing (other than those directors or officers continuing in such roles after Closing, and solely to the extent such resolutions or consents are not effective until at or after the Closing), (B) that would require the Company or any of its Subsidiaries or any of their respective Representatives to execute any document, agreement, certificate or instrument or take any other corporate action with respect to the Debt Financing (other than (x) customary authorization letters and (y) to the extent any director or officer of the Company or any of its Subsidiaries shall continue in such role following the Closing Date, such other document, agreement, certificate or instrument as may be reasonably requested in accordance with the provisions below, but with respect to this clause (y), solely to the extent not effective until at or after the Closing), (C) that could cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates or could cause any condition to the Closing to fail to be satisfied, (D) that would require the Company or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, Liability or obligation in connection with the Debt Financing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (E) that could cause any director, officer or employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (F) that could conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, any of their respective Organizational Documents as in effect as of the date hereof, or any applicable Law or Contracts (to the extent not entered into in contemplation of this Section 5.16(d)), (G) that provides access to or discloses information that the Company or any of its Affiliates reasonably determines could reasonably be expected to jeopardize any attorney-client privilege of, or conflict with any confidentiality obligations binding on, the Company or any of its Affiliates (so long as the Company has reasonably cooperated with Parent and used commercially reasonable efforts to permit disclosure to the extent permitted by such confidentiality obligations), (H) to prepare or deliver (x) any projections or pro forma financial statements, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information in connection with the Debt Financing, (y) any description of all or any component of any Debt Financing or (z) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing, (I) that could, in the reasonable opinion of the Company, unreasonably interfere with the ongoing business operations of the Company and its Subsidiaries’ business or (J) that could reasonably be expected to cause significant competitive harm to the Company or its Subsidiaries if the Contemplated Transactions are not consummated. All Confidential Information (as defined in the Confidentiality Agreement) provided by the Company or any of its Representatives pursuant to this Section 5.16 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to the Debt Financing Sources, other potential sources of capital, rating agencies and prospective lenders during syndication of the Debt Financing or any Alternative Financing, subject to such Persons entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities). Parent shall, promptly upon request by the Company, reimburse the Company and its Affiliates for all reasonable, documented and invoiced out-of-pocket fees, costs, expenses and Liabilities incurred by any of them or their respective Representatives in connection with fulfilling their respective obligations pursuant to this Section 5.16 (including reasonable, documented and invoiced out-of-pocket attorneys’ fees). Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the provisions contained in this Section 5.16 represent the sole obligations of the Company and any of its Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or any of its Affiliates with respect to the Contemplated Transactions, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. The Company shall be deemed to have complied with this Section 5.16(d) for the purpose of any condition set forth in Article VI, unless (i) the Company has materially breached its obligations under this Section 5.16(d), (ii) Parent has notified the Company of such breach in writing in good faith, detailing in good faith reasonable steps that comply with this Section 5.16(d) in order to cure such breach, (iii) the Company has not taken such steps or otherwise cured such breach with reasonably sufficient time prior to the Outside Date to consummate the Debt Financing, and (iv) the Debt Financing has not been consummated and the material breach by the Company is a proximate cause of such failure. Parent shall indemnify, defend and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with the Financing or any other financing by Parent or any of its Affiliates (including the arrangement thereof) and any information used in connection therewith, in each case other than as a result of fraud, bad faith, gross negligence or willful misconduct by or on behalf of such Person. The reimbursement and indemnification obligations of Parent set forth in this Section 5.16(d) are referred to, collectively, as the “Reimbursement Obligations”.

Section 5.17.          Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation and Parent are authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any other actions and things necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, interest and possession in, to and under any of the rights, properties, assets, privileges, powers, and franchises of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.18.          State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the Contemplated Transactions, the parties hereto will take all such actions as are reasonably necessary to minimize the effects of any such statute or regulation on such transactions.

Section 5.19.          Director Resignations. The Company shall use reasonable best efforts to cause each director of the Company immediately prior to the Effective Time to resign from the Company Board, to be effective as of, and conditioned upon the occurrence of, the Effective Time.

ARTICLE VI
CONDITIONS OF MERGER

Section 6.1.          Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of each of the following conditions:

(a)          The Foreign Regulatory Approvals will have been obtained or given and shall be in full force and effect, and any applicable waiting period under the HSR Act applicable to the Merger or the Contemplated Transactions shall have expired or been terminated.

(b)          No Law, order, injunction, or decree will have been issued, enacted, entered, promulgated, or enforced (and still be in effect) by any Governmental Body of competent jurisdiction that prohibits or makes illegal the consummation of the Merger.

(c)          The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.

Section 6.2.          Conditions to the Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of each of the following conditions:

(a)          (i) The representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Section 3.1 (but including in this clause (i) the last sentence of Section 3.1) (Organization and Corporate Power), Section 3.2 (Authorization; Valid and Binding Agreement), Section 3.3(a), (c) and (d), the first two sentences of Section 3.3(b) (Capital Stock)and Section 3.23 (Brokerage)) shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) has not had, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.1 (other than the last sentence of Section 3.1) (Organization and Corporate Power), Section 3.2 (Authorization; Valid and Binding Agreement), the first two sentences of Section 3.3(b) (Capital Stock), the second sentence of Section 3.3(c) (Capital Stock) and Section 3.23 (Brokerage) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) in all material respects, as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) in all material respects, as of such earlier date), and (iii) the representations and warranties set forth in Section 3.3(a) and (d), and the first sentence of Section 3.3(c) (Capital Stock) shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects, except for de minimis inaccuracies, as of such earlier date).

(b)          The Company shall have complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)          The Company shall have delivered to Parent a certificate dated as of the Closing Date signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) have been satisfied.

(d)          Since the date of the Agreement, there has not occurred any change, event, occurrence or effect that, individually or in the aggregate, has had a Company Material Adverse Effect that is continuing.

Section 6.3.          Conditions to the Company’s Obligation to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of each of the following conditions:

(a)          The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”) has not had, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Parent and Merger Sub shall have complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)          Parent and Merger Sub shall have delivered to the Company a certificate dated as of the Closing Date signed on behalf of Parent and Merger Sub by a senior executive officer of Parent and Merger Sub to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1.          Termination by Mutual Agreement. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by mutual written consent of Parent and the Company.

Section 7.2.          Termination by Either Parent or the Company. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by Parent or the Company if:

(a)          any court of competent jurisdiction or other Governmental Body has issued a final order, decree, or ruling, or taken any other final action permanently restraining, enjoining, or otherwise prohibiting the Merger, and such order, decree, ruling, or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) will not be available to any party if the issuance of such order, decree, ruling or other action was primarily caused by the failure of such party to perform any of its obligations under this Agreement, including Section 5.8;

(b)          the Effective Time has not occurred on or prior to March 5, 2024 (the “Outside Date”); provided, however, that if as of such date, any of the conditions set forth in Section 6.1(b) (solely to the extent that such order, decree, ruling or other action arises under the HSR Act or under any Antitrust Law or Foreign Investment Law) or Section 6.1(a) is not satisfied, then the Outside Date will automatically be extended until June 5, 2024 (and such date will then be the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(b) will not be available to any party whose failure to fulfill any of its obligations under this Agreement (including Section 5.8) has been the primary cause of the failure of the Effective Time to have occurred on or prior to the Outside Date; or

(c)          the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger.

Section 7.3.          Termination by the Company. This Agreement may be terminated, and the Merger may be abandoned, by the Company:

(a)          at any time prior to the Effective Time, if there has been a breach of any covenant or agreement made by Parent or Merger Sub in this Agreement, or any representation or warranty of Parent or Merger Sub is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy would cause a failure of a condition set forth in Section 6.1 or Section 6.3 if the Closing were to occur at such time, and such breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by Parent or Merger Sub of written notice from the Company of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; provided, however, that the right to terminate this Agreement pursuant to this Section 7.3(a) will not be available to the Company if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 7.4(a);

(b)          at any time prior to the Company’s receipt of the Requisite Stockholder Approval, if the Company has received a Superior Proposal that was not the result of a material breach of Section 5.3, in order for the Company to enter into a definitive agreement with respect to such Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of Section 5.3; provided that, substantially concurrently with such termination, the Company pays or causes to be paid to Parent the Termination Fee pursuant to Section 7.5(b); or

(c)          at any time prior to the Effective Time, if (i) all of the conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied (other than conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Effective Time and the Closing, each of which would be, at the time of the termination of this Agreement, satisfied if the Effective Time and the Closing were to occur at such time) or that the Company is irrevocably waiving any such condition that remains unsatisfied (to the extent permitted under this Agreement), (ii) Parent, in violation of the terms of this Agreement, fails to consummate the Merger in accordance with Section 1.2, (iii) following such failure by Parent to consummate the Merger in accordance with Section 1.2 in violation of the terms of this Agreement, the Company has provided irrevocable written notice to Parent that the Company is ready, willing and able to consummate the Closing on such date of notice and at all times during the three (3) Business Day period immediately thereafter and (iv) Parent fails to consummate the Merger within such three (3) Business Day period after delivery by the Company to Parent of the notice described in clause (iii).

Section 7.4.          Termination by Parent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by Parent if:

(a)          there has been a breach of any covenant or agreement made by the Company in this Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy would cause a failure of a condition set forth in Section 6.1 or Section 6.2 if the Closing were to occur at such time, and such breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by the Company of written notice from Parent of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4(a) will not be available to Parent if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement such that the Company has the right to terminate pursuant to Section 7.3(a); or

(b)          the Company Board or any committee thereof effects a Change of Board Recommendation, within five (5) Business Days thereafter.

Section 7.5.          Effect of Termination.

(a)          In the event of termination of this Agreement pursuant to this Article VII, this Agreement (other than Section 5.2(b), this Section 7.5 and Article VIII and the Reimbursement Obligations set forth in Section 5.16(d)(ii), each of which will survive any termination hereof) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that except in a circumstance where the Termination Fee is paid pursuant to Section 7.5(b) or where the Reverse Termination Fee is paid pursuant to Section 7.5(c), no such termination will relieve any Person of any liability for damages resulting from Fraud or any material breach of this Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would result in a material breach of this Agreement (an “Intentional Breach”); provided that, notwithstanding anything in this Agreement to the contrary, in no event shall the Parent Related Parties have any monetary liability or obligation (for clarity, including the reverse Termination Fee, if payable) for an aggregate amount greater than the amount of the Reverse Termination Fee plus any amount required to be paid pursuant to Section 7.5(g) plus the Reimbursement Obligations capped at the Reimbursement Obligations Cap.

(b)          In the event that:

(i)          this Agreement is terminated by the Company pursuant to Section 7.3(b);

(ii)          this Agreement is terminated by Parent pursuant to Section 7.4(b); or

(iii)          (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(c), or by Parent pursuant to Section 7.4(a), (B) any Person has provided to the Company Board or publicly disclosed an Acquisition Proposal after the date of this Agreement and prior to such termination (unless publicly withdrawn prior to such termination (or at least five (5) Business Days prior to the date of the Company Stockholder Meeting, in the case of termination pursuant to Section 7.2(c))), and (C) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated (provided that for purposes of clause (C) of this Section 7.5(b)(iii), references to “20%” in the definition of Acquisition Proposal will be substituted for “50%”), then, in any such case, the Company shall pay or cause to be paid to Parent a termination fee of $28,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) of this Section 7.5(b), will be paid substantially concurrently with such termination (and as a condition to termination in the event of a termination by the Company) and (2) pursuant to clause (ii) of this Section 7.5(b) will be paid no later than two (2) Business Days after such termination and (3) pursuant to clause (iii) of this Section 7.5(b) will be paid to Parent upon the earlier of the execution of an Alternative Acquisition Agreement and the consummation of an Alternative Acquisition. The Company will not be required to pay the Termination Fee pursuant to this Section 7.5(b) more than once.

(c)          In the event that:

(i)          the Company terminates this Agreement pursuant to Section 7.3(a) or Section 7.3(c), or

(ii)          the Company or Parent terminates this Agreement pursuant to Section 7.2(b) and at such time the Company could have validly terminated this Agreement pursuant to Section 7.3(a) or Section 7.3(c), then, in any such case, Parent shall pay or cause to be paid to the Company a termination fee of $67,000,000 (the “Reverse Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by the Company no later than two (2) Business Days after such termination in the event of a termination by the Company and as a condition to termination in the event of a termination by Parent. Parent will not be required to pay the Reverse Termination Fee pursuant to this Section 7.5(c) more than once.

(d)          In no event shall Parent be entitled to both specific performance in accordance with Section 8.13 that results in the occurrence of the Closing and the payment of the Termination Fee (or monetary damages), and in no event shall the Company be entitled to both specific performance in accordance with Section 8.13 that results in the occurrence of the Closing and payment of the Reverse Termination Fee (or monetary damages).

(e)          Notwithstanding anything to the contrary in this Agreement, other than the Company’s injunctive, specific performance and equitable relief rights, as and only to the extent expressly permitted by Section 8.13, (i) the Company’s right to terminate this Agreement and receive payment of the Reverse Termination Fee (solely to the extent payable pursuant to Section 7.5(c)) (together with any amounts owed pursuant to Section 7.5(g)), and the Reimbursement Obligations, solely to the extent payable pursuant to Section 5.16(d), capped at the Reimbursement Obligations Cap from Parent (or Parent Sponsor under and in accordance with the Guaranty) shall, be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of the Company and any of its Affiliates against Parent, Merger Sub, the Parent Sponsor and any of its or their Affiliates or any of its or their respective former, current or future shareholders, assignees, controlling persons, directors, officers, employees, agents, attorneys, partners, members, managers, general or limited partners or Representatives (each, a “Parent Related Party”), or any Debt Financing Entities, for any and all losses, liabilities and damages that may be suffered based upon, resulting from, arising out of, or relating to this Agreement and the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or the failure to consummate the Contemplated Transactions and (ii) other than the payment of the Reverse Termination Fee to the Company by Parent (or Parent Sponsor under the Guaranty) if and when due (as well as any amounts owed pursuant to Section 7.5(g)) and payment of the Reimbursement Obligations (capped at the Reimbursement Obligations Cap), no Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or failure to consummate the Contemplated Transactions. Notwithstanding the foregoing, (i) after termination of this Agreement, this Section 7.5(e) will not relieve Parent or Merger Sub from any liability for any Fraud or Intentional Breach of this Agreement, except that under no circumstances will the amount payable by Parent and Merger Sub under this Agreement (for clarity, including the Reverse Termination Fee, if payable) whether payable hereunder or by Parent Sponsor under the Guaranty exceed, in the aggregate, the amount of the Damages Cap plus any amounts owed pursuant to Section 7.5(g) plus the Reimbursement Obligations Cap, (ii) in no event shall Parent be required to pay both damages under this Agreement and the Reverse Termination Fee and (iii) nothing contained in this Section 7.5(e) (notwithstanding the foregoing, subject in all cases to the last sentence of this Section 7.5(e)) shall limit the Company’s remedies under Section 8.13 or under the Confidentiality Agreement. In no event will the Company or any of the Company’s former, current and future Affiliates, shareholders, assignees, controlling persons, directors, officers, employees, agents, attorneys, partners, members, managers, general or limited partners or Representatives (each, a “Company Related Party”) seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award or damages (including consequential, special, indirect or punitive damages) against any Parent Related Party with respect to this Agreement, the Commitment Letters, the Guaranty or the Contemplated Transactions (including any breach by any Parent Related Party), the termination of this Agreement, the failure to consummate the Contemplated Transactions thereby or any claims, proceedings or actions under applicable Laws arising out of any such breach, termination or failure (including in the event of an Intentional Breach), other than the Company from Parent or Merger Sub to the extent expressly provided for in this Agreement or the Guaranty. For the avoidance of doubt, while the Company may pursue a grant of specific performance under Section 8.13 prior to termination of this Agreement and/or the payment of the Reverse Termination Fee or damages (subject to the limitations herein) under this Section 7.5 following the termination of this Agreement, under no circumstances shall the Company be permitted or entitled to receive from Parent both a grant of specific performance in accordance with Section 8.13 that results in the occurrence of the Closing, on the one hand, and payment of all or a portion of the Reverse Termination Fee (or any other monetary damages) (subject to the limitations herein), on the other hand.

(f)          Notwithstanding anything to the contrary in this Agreement, other than Parent’s injunctive, specific performance and equitable relief rights, as and only to the extent expressly permitted by Section 8.13, (i) Parent’s right to terminate this Agreement and receive payment of the Termination Fee (solely to the extent payable under Section 7.5(b)) (together with any amounts owed pursuant to Section 7.5(g)), from the Company shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of Parent, Merger Sub, Parent Sponsor or any other Parent Related Party against the Company and the Company Related Parties for any and all losses, liabilities and damages that may be suffered based upon, resulting from, arising out of, or relating to this Agreement and the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or the failure to consummate the Contemplated Transactions and (ii) other than the payment of the Termination Fee to Parent by the Company if and when due (as well as any amounts owed pursuant to Section 7.5(g)), no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or failure to consummate the Contemplated Transactions. Notwithstanding the foregoing, after termination of this Agreement, this Section 7.5(f) will not relieve the Company from any liability for any Fraud or Intentional Breach of this Agreement, and in no event shall the Company be required to pay both damages under this Agreement and the Termination Fee. Notwithstanding the foregoing, nothing contained in this Section 7.5(f) (subject in all cases to the last sentence of Section 7.5(f)) shall limit the remedies of Parent and Merger Sub under Section 8.13 or under the Confidentiality Agreement. In no event will Parent, Merger Sub, Parent Sponsor or any other Parent Related Party seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award or damages (including consequential, special, indirect or punitive damages) against any Company Related Party with respect to this Agreement, the Commitment Letters, the Guaranty or the Contemplated Transactions (including any breach by any Company Related Party), the termination of this Agreement, the failure to consummate the Contemplated Transactions thereby or any claims, proceedings or actions under applicable Laws arising out of any such breach, termination or failure (including in the event of an Intentional Breach), other than Parent from the Company to the extent expressly provided for in this Agreement. For the avoidance of doubt, while Parent may pursue a grant of specific performance under Section 8.13 prior to termination of this Agreement and/or the payment of the Termination Fee or damages (subject to the limitations herein) under this Section 7.5 following the termination of this Agreement, under no circumstances shall Parent be permitted or entitled to receive from the Company both a grant of specific performance in accordance with Section 8.13 that results in the occurrence of the Closing, on the one hand, and payment of all or a portion of the Termination Fee (or any other monetary damages) (subject to the limitations herein), on the other hand.

(g)          Each of the Company and Parent acknowledges that the agreements contained in Section 7.5(b) and Section 7.5(c) are an integral part of the Contemplated Transactions, and that, without these agreements, Parent, Merger Sub and the Company would not have entered into this Agreement. Accordingly, if the Company or Parent, as applicable, fail to promptly pay the fees due pursuant to Section 7.5(b) or Section 7.5(c), as applicable, when due, and in order to obtain such payment, Parent, Merger Sub or the Company, as applicable, commences a suit that results in a judgment against the Company for the amount set forth in Section 7.5(b) or against Parent for the amount set forth in Section 7.5(c), then the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment, in an amount not to exceed $2,000,000.

Section 7.6.          Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the Contemplated Transactions.

Section 7.7.          Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto prior to the Effective Time. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein; provided that, in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company’s stockholders pursuant to the DGCL without such approval. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1.          Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article VIII. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.2.          Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in Person, (b) when sent, if sent by email, (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

(i)          if to Parent or Merger Sub:

c/o Kohlberg Kravis & Roberts & Co. L.P.
30 Hudson Yards
New York, NY 10001
Attention:         Josh Weisenbeck
Vance Serchuk
Email:               josh.weisenbeck@kkr.com
vance.serchuk@kkr.com

with an additional copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:         Jennifer S. Perkins, P.C.
Edward J. Lee, P.C.
Chelsea N. Darnell
Lukas D. Richards
Email:               jennifer.perkins@kirkland.com
edward.lee@kirkland.com
chelsea.darnell@kirkland.com
lukas.richards@kirkland.com

(ii)          if to the Company:

CIRCOR International, Inc.
30 Corporate Drive, Suite 200
Burlington, MA 01803
Attention:         Jessica Wenzell
Email:               jessica.wenzell@circor.com

with an additional copy (which will not constitute notice) to:

Ropes & Gray LLP
800 Boylston Street
Boston, MA 02110
Attention:         Tara Fisher
Email:               tara.fisher@ropesgray.com

Section 8.3.          Certain Definitions. For purposes of this Agreement the term:

“2023 Annual Bonuses” has the meaning set forth in Section 5.6(b).

“Acquisition Proposal” means any offer or proposal relating to any transaction or series of transactions made or renewed by a Person or group (other than Parent or Merger Sub) that is structured to permit such Person or group to acquire beneficial ownership of twenty percent (20%) or more of the total Shares of the Company or twenty percent (20%) or more of the consolidated total assets of the Company and its Subsidiaries, pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Merger.

“Action” means a cause of action, litigation, audit, examination, mediation, action, suit, arbitration, proceeding, investigation or other legal proceeding.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person; provided that no portfolio company of any investment fund affiliated with Parent Sponsor shall be considered an Affiliate of Parent. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(d).

“Alternative Financing” has the meaning set forth in Section 5.16(c).

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition through merger or acquisition.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the UK Bribery Act of 2010, and (c) any other applicable law, rule, regulation, or order relating to bribery or corruption (governmental or commercial).

“Anti-Money Laundering Laws” means Laws of any jurisdiction in which the Company or its Subsidiaries is incorporated or does business relating to money laundering, including financial recordkeeping and reporting requirements.

“Book-Entry Share” has the meaning set forth Section 2.4(d).

“Business Day” means a day (other than Saturday or Sunday) on which banks are open in New York, New York.

“Certificate” has the meaning set forth in Section 2.4(b).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Change of Board Recommendation” means (a) the withholding, withdrawal, amendment, qualification or modification, or public proposal to withhold, withdraw, amend, qualify or modify, the Company Recommendation, in each case, in a manner adverse to Parent, (b) the failure by the Company, within ten (10) Business Days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a Person other than Parent or any of its Affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of the Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer, (c) the failure by the Company to include the Company Board Recommendation in the Proxy Statement when mailed to the Company’s Stockholders or (d) the failure by the Company Board or a committee thereof to publicly reaffirm the Company Board Recommendation within five (5) Business Days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal; provided that Parent may deliver only two (2) such requests with respect to any Acquisition Proposal.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 4.14(b).

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet Date” has the meaning set forth in Section 3.8.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Equity Awards” has the meaning set forth in Section 2.2(d).

“Company Equity Plans” means the Company’s 2014 Stock Option and Incentive Plan, and the Company’s 2019 Stock Option and Incentive Plan and shall include any award agreement evidencing an “inducement” award within the meaning of applicable NYSE guidance.

“Company Leased Property” has the meaning set forth in Section 3.11(b).

“Company Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence or other matter that, individually or taken together with other changes, effects, events, inaccuracies, occurrences or other matters, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any changes, effects, events, inaccuracies, occurrences, or other matters resulting or arising from or in connection with any of the following will not be deemed, either alone or in combination, to constitute a Company Material Adverse Effect and will be disregarded in determining whether a Company Material Adverse Effect has occurred: (a) matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its Subsidiaries operate, including changes in inflation, supply chain disruptions and labor shortages, except to the extent such matters have, or would reasonably be expected to have, a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (b) the negotiation, execution, announcement, or pendency of this Agreement or the Contemplated Transactions, including (to the extent arising therefrom) any loss or change in relationship with any supplier, vendor, reseller, customer, distributor, lender, employee, investor, venture partner or other business partner of the Company or its Subsidiaries (provided that this exception shall not apply to any representation or warranty contained in Section 3.5); (c) any change in the market price or trading volume of the Shares; provided that this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause; (d) the occurrence, escalation, outbreak or worsening of hostilities, acts or threats of war or terrorism (including cyberattacks and cyberterrorism), except to the extent such matters have, or would reasonably be expected to have, a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (e) any plagues, pandemics (including COVID-19) or any escalation or worsening or subsequent waves thereof, epidemics or other outbreaks of diseases or public health events, hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, weather conditions or other natural or man-made disaster or other force majeure event, except to the extent such matters have, or would reasonably be expected to have, a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (f) any Health Measures, except to the extent such matters have, or would reasonably be expected to have, a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (g) changes in Laws, regulations, or accounting principles, or interpretations thereof, except to the extent such matters have, or would reasonably be expected to have, a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (h) compliance with covenants expressly set forth herein (other than Section 5.1), or any action taken or omitted to be taken by the Company at the express written request or with the prior written consent of Parent or Merger Sub; (i) the initiation or settlement of any legal proceedings commenced or involving (A) any Governmental Body in connection with this Agreement or the Contemplated Transactions or (B) by any current or former holder of Shares (on their own or on behalf of the Company) arising out of or related to this Agreement or the Contemplated Transactions; or (j) any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period on or after the date of this Agreement; provided that this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause.

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company MSPP” means the Company’s Management Stock Purchase Plan.

“Company Organizational Documents” has the meaning set forth in Section 3.1.

“Company Owned Real Property” has the meaning set forth in Section 3.11(b).

“Company Permit” means any material Permit necessary for the lawful operation of the business of the Company and its Subsidiaries as currently conducted.

“Company Phantom Unit” means a phantom stock unit that is subject to vesting conditions based on continued employment or service granted under a Company Equity Plan.

“Company Plan” means a Plan that the Company or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former officer, director, employee or individual service provider or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any Liability; provided, however, that Company Plan will not include any Plan that is solely sponsored or maintained by a Governmental Body or maintained for the benefit of current or former officers, directors, employees or individual independent contractors of the Company or any of its Subsidiaries who are primarily located in a jurisdiction other than the U.S. if the benefits provided thereunder are required to be provided by statute. For clarity, “Company Plans” includes the Company Equity Plans and the Company MSPP.

“Company Preferred Stock” has the meaning set forth in Section 3.3.

“Company Product” has the meaning set forth in Section 3.20.

“Company PSU” means a performance stock unit, performance share award, or restricted stock unit that is subject to performance-based vesting conditions granted under a Company Equity Plan.

“Company Real Property” has the meaning set forth in Section 3.11(b).

“Company Registered Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company Related Party” has the meaning set forth in Section 7.5(e).

“Company RSU” means a restricted stock unit that is subject to vesting conditions based on continued employment or service granted under a Company Equity Plan, including pursuant to an election under the Company MSPP.

“Company SEC Documents” has the meaning set forth in Section 3.7(a).

“Company Stock Option” shall mean each option to purchase Shares granted under a Company Equity Plan.

“Company Stockholder Meeting” has the meaning set forth in Section 5.5(a).

“Company Systems” means all of the following used or otherwise relied on by the Company or any of its Subsidiaries: computers (including servers, workstations, desktops, laptops and handheld devices), software, applications, websites, hardware, networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, data centers, systems and other information technology equipment and assets.

“Confidential Information” has the meaning set forth in Section 5.2(b).

“Confidentiality Agreement” means that certain letter agreement regarding confidentiality, by and between an Affiliate of Parent and the Company, dated February 28, 2022 (as amended or waived).

“Contemplated Transactions” means each of the transactions contemplated by this Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Copyrights” means all works of authorship (whether or not copyrightable) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolution thereof or related or associated epidemics, pandemics or disease outbreaks.

“Credit Agreement” means the Credit Agreement, dated as of December 20, 2021, by and among the Company, as borrower, certain subsidiaries of the Company, as guarantors, the lenders from time to time thereto, Truist Bank, as administrative agent, collateral agent, swing line lender and a letter of credit issuer, and Trust Securities, Inc., Citizens Bank, N.A. and Keybanc Capital Markets Inc. as joint lead arrangers and joint bookrunners, as amended, restated, amended and restated or otherwise modified from time to time.

“Current Employees” has the meaning set forth in Section 5.6(a).

“Damages Cap” means an amount equal to $67,000,000.

“Data Security Breach” means any (a) breach of security, phishing incident, ransomware or malware attack, or other incident affecting any Company Systems, or (b) incident in which confidential information or Personal Information was accessed, disclosed, processed, used or exfiltrated in an unauthorized manner.

“Debt Commitment Letter” shall have the meaning set forth in Section 4.14(a).

“Debt Financing” shall have the meaning set forth in Section 4.14(a).

“Debt Financing Entities” shall mean the Debt Financing Sources, together with their Affiliates, and their and their Affiliates’ current or future officers, directors, employees, attorneys, agents, Representatives, stockholders, limited partners, managers, members, accounts, funds or partners and their successors and assigns.

“Debt Financing Sources” shall mean the Persons that have committed to provide or arrange the Debt Financing or otherwise have entered into agreements pursuant to the Debt Commitment Letter or in connection with all or any part of the Debt Financing described therein (or any replacement debt financings), including the parties to any commitment letters (including the Debt Commitment Letter), engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Definitive Debt Financing Agreements” shall have the meaning set forth in Section 5.16(a).

“Determination Notice” means any notice delivered by the Company to Parent pursuant to Section 5.3(e)(i), Section 5.3(e)(ii) or Section 5.3(e)(iii).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.3(a).

“Equity Commitment Letter” has the meaning set forth in Section 4.14(b).

“Equity Financing” has the meaning set forth in Section 4.14(b).

“Effective Time” has the meaning set forth in Section 1.2.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Laws” means all Laws concerning pollution or protection of the environment or natural resources or human health and safety (in regards to exposure to Hazardous Substances), as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” has the meaning set forth in Section 3.17(c).

“ERISA Affiliate” means any corporation or other trade or business (whether or not incorporated) which is, or at any relevant time would be, under common control, or treated as a single employer, with the Company, Parent or any of their respective Subsidiaries, as applicable, under Sections 414(b), (c), or (m) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exclusive Intellectual Property” means all Intellectual Property that is or has been licensed exclusively to the Company or any of its Subsidiaries, as of the date of this Agreement.

“Finance Leases” means all obligations for finance leases (determined in accordance with GAAP).

“Financing” has the meaning set forth in Section 4.14(b).

“Foreign Investment Approvals” means the consents or approvals required under Foreign Investment Laws as listed on Section 6.1(a)(i) of the Company Disclosure Letter.

“Foreign Investment Laws” means all Laws that are designed to regulate transactions involving foreign investments including any Laws that provide for review of national security matters.

“Foreign Regulatory Approvals” means the Foreign Investment Approvals and the consents or approvals required under Antitrust as listed on Section 6.1(a)(ii) of the Company Disclosure Letter.

“Fraud” means any common law fraud under Delaware Law (and not a constructive fraud or negligent misrepresentation or omission) by a Person in making the representations and warranties set forth in Article III or Article IV of this Agreement, as applicable.

“GAAP” means U.S. generally accepted accounting principles as in effect on the date of this Agreement.

“Global Trade Laws” means the Sanctions, export, customs, and anti-boycott Laws of any jurisdiction in which the Company or its Subsidiaries is incorporated or does business, including without limitation (a) the Export Administration Regulations administered by the U.S. Commerce Department’s Bureau of Industry and Security, (b) the International Traffic in Arms Regulations administered by the U.S. State Department’s Directorate of Defense Trade Controls, (c) the import laws administered by U.S. Customs and Border Protection, (d) the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), (e) European Union (“EU”) regulations on export controls and sanctions, (f) United Nations sanctions policies and (g) all relevant regulations made under any of the foregoing.

“Government Bid” means any quotation, bid or proposal by the Company or any of its Subsidiaries that, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any contract for the delivery of supplies or provision of services (a) by or between the Company or any of its Subsidiaries, on one hand, and any Governmental Body, on the other hand or (b) by or between the Company or any of its Subsidiaries as a subcontractor at any tier and any other Person in connection with any contract with a Governmental Body.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign, international, multinational or other governmental or quasi-governmental authority of competent jurisdiction, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Guaranty” has the meaning set forth in the Recitals.

“Hazardous Substance” means any waste, material, chemical, or substance defined or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic chemical,” “pollutant” or terms of similar import under, or for which Liability or standards of conduct are imposed pursuant to, any Environmental Laws, including petroleum products or byproducts, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radioactive materials, toxic mold, and asbestos or asbestos-containing materials.

“Health Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar laws, directives or restrictions of or promulgated by any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, taken, in each case, in connection with or in response to COVID-19.

“HSR Act” has the meaning set forth in Section 3.6.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business and other than payments due under license agreements), (c) all obligations of such Person in respect of letters of credit and bankers’ acceptances, surety and performance bonds that have been drawn down, in each case, to the extent of such draw, (d) all obligations of such Person under Finance Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability) and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) will be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Party” has the meaning set forth in Section 5.7(b).

“Intellectual Property” means all of the following, including all rights in, arising out of, or associated therewith: (a) Trademarks; (b) Patents; (c) Trade Secrets; (d) Copyrights and (e) all other intellectual property rights, whether registered or unregistered, with respect to (a)-(e), in any jurisdiction worldwide.

“Intentional Breach” has the meaning set forth in Section 7.5(a).

“Intervening Event” means a change, effect, event, circumstance, occurrence, or other matter that affects the business, assets or operations of the Company (other than any change, effect, event, circumstance, occurrence or other matter (x) primarily resulting from a breach of this Agreement by the Company or (y) primarily relating to the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement) and that was not known to or reasonably foreseen by the Company Board or any committee thereof on the date of this Agreement (or if known, the consequences of which were not known to or reasonably foreseen by the Company Board or any committee thereof as of the date of this Agreement), which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof after the date hereof and prior to receipt of the Requisite Stockholder Approval; provided, however, that in no event will any of the following constitute an Intervening Event: (a) any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (b) changes in the price of the Company Common Stock, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event to the extent not otherwise excluded by this definition) or (c) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectation of the Company’s revenue, earnings or other financial performance or results of operations for any period (however, the underlying reasons for such events may constitute an Intervening Event to the extent not otherwise excluded by this definition).

“IP Contracts” means all Contracts in force as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party, the primary subject of which is the grant of rights, title or interests with respect to Intellectual Property and under which (a) the Company or any of its Subsidiaries has obtained from or granted to any third party any license or (b) the Company or its Subsidiaries is expressly restricted from using, in each case (a) and (b) of this definition, any Intellectual Property that is material to the continued operation of the business of the Company or its Subsidiaries, as of the date of this Agreement, except for Off-the-Shelf Software.

“IRS” has the meaning set forth in Section 3.17(a).

“Knowledge” of Parent or the Company, as applicable, means the actual knowledge of such Person’s chief executive officer, chief financial officer, general counsel and chief people officer, in each case, after reasonable inquiry of such Person’s direct reports.

“Labor Agreement” has the meaning set forth in Section 3.19(a).

“Law” means any foreign or U.S. federal, state, municipal or local law (including common law), treaty, statute, code, judgment, order, ordinance, Permit, rule, regulation, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE), and, for the sake of clarity, includes, but is not limited to, Environmental Laws.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, charge, option, preemptive right, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or similar encumbrance or restriction.

“Marketing Material” has the meaning set forth in Section 5.16(d).

“Measurement Date” has the meaning set forth in Section 3.3(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“New Plans” has the meaning set forth is Section 5.6(c).

“Non-U.S. Plan” has the meaning set forth in Section 3.17(k).

“Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and ending on the third (3rd) Business Day thereafter at 5:00 p.m. Eastern Time; provided that, with respect to any material amendment to any material terms (it being understood that a change in price per share of Company Common Stock shall be a material amendment) of any Superior Proposal, or any material change to the facts and circumstances relating to any Intervening Event, as applicable, the Notice Period will extend until 5:00 p.m. Eastern Time on the second (2nd) Business Day after delivery of such revised Determination Notice.

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” means software, other than open source software, obtained from a third party (a) on general commercial terms and that continues to be widely available on such commercial terms or (b) that was licensed for fixed payments of less than $250,000 in the aggregate or annual payments of less than $250,000 per year.

“Old Plans” has the meaning set forth is Section 5.6(c).

“Outside Date” has the meaning set forth in Section 7.2(b).

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (exclusively or jointly) by the Company or its Subsidiaries, as of the date of this Agreement.

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Parent or Merger Sub to timely perform its obligations under this Agreement or to timely consummate the Contemplated Transactions.

“Parent Related Party” has the meaning set forth in Section 7.5(e).

“Parent Sponsor” has the meaning set forth in the Recitals.

“Patents” means issued patents (including issued utility and design patents), and any pending applications for the same, including any divisionals, provisionals, revisions, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions and renewals thereof.

“Paying Agent” has the meaning set forth in Section 2.4(a).

“Payoff” has the meaning set forth in Section 5.17.

“Payoff Letter” has the meaning set forth in Section 5.17.

“PBGC” has the meaning set forth in Section 3.17(f).

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts that are not delinquent and that are not, individually or in the aggregate, significant, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Company Real Property which are not violated by the current use and operation of the Company Real Property, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company Real Property that do not materially impair the occupancy, marketability or use of such Company Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business (e) Liens arising under workers’ compensation, unemployment insurance and social security, (f) Liens that do not materially impair the business or operations of the owner of the assets subject to such Liens, (g) purchase money liens for personal property and liens securing rental payments under Finance Leases, (h) liens arising from funds advanced under a supplier development funding agreement, (i) Liens arising under the Credit Agreement, and (j) those matters identified in the Permitted Liens Section of the Company Disclosure Letter, as applicable.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” means data and information concerning an identifiable natural person or that otherwise constitutes “personal information” or “personal data” under applicable Privacy Laws.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation or benefit plan, program, policy, arrangement or agreement, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, individual consulting, change in control, bonus, incentive, deferred compensation, pension, retirement, supplemental retirement, health, dental, vision, disability, life insurance, death benefit, vacation, paid time off, leave of absence, employee assistance, tuition assistance or other fringe benefit plan, program, policy, arrangement or agreement.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Privacy Laws” mean foreign or domestic Laws relating to privacy and/or data security of Personal Information.

“Privacy Policies” has the meaning set forth in Section 3.21.

“Proxy Statement” has the meaning set forth in Section 5.4(a).

“Reference Date” means January 1, 2021.

“Reimbursement Obligations” has the meaning set forth in Section 5.16(d)(ii).

“Reimbursement Obligations Cap” means an amount equal to $2,000,000.

“Replacement RSU” has the meaning set forth in Section 2.2(e).

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“Requisite Stockholder Approval” has the meaning set forth in Section 3.2.

“Restricted Amendment” has the meaning set forth in Section 5.16(b).

“Reverse Termination Fee” has the meaning set forth in Section 7.5(c).

“Sanctioned Country” means any country or region that is the target or subject of comprehensive, territorial-based Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person identified in any sanctions list maintained by the U.S. government (including through OFAC or the U.S. Department of State) the United Nations Security Council, the EU or any EU member state, the United Kingdom, or any jurisdiction in which the Company or its Subsidiaries is incorporated or does business; (b) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly majority owned or controlled by or acting for the benefit or on behalf of a Person described in clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including through OFAC or the U.S. Department of State), the United Nations Security Council, the EU or any EU member state, the United Kingdom, or any jurisdiction in which the Company or its Subsidiaries is incorporated or does business.

“Sarbanes-Oxley” has the meaning set forth in Section 3.10(d).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” has the meaning set forth in Section 2.1(a).

“Shares” has the meaning set forth in Section 2.1(a).

“Significant Subsidiary” has the meaning set forth in Section 3.1.

“Stockholder Litigation” has the meaning set forth in Section 5.14.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Subject Courts” has the meaning set forth in Section 8.14.

“Superior Proposal” means a bona fide written Acquisition Proposal made after the date of this Agreement by any Person that did not result from a material breach of Section 5.3 (except the references in the definition thereof to “twenty percent (20%)” will be replaced by “fifty percent (50%)”) that the Company Board or a committee thereof has determined, in its good faith judgment, after consultation with its outside legal counsel and financial advisors, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the Acquisition Proposal reflected in this Agreement, taking into account all legal, regulatory and financial terms, the likelihood of consummation (including certainty of closing), the Person making the Acquisition Proposal, timing, the ability of such third-party to consummate the Acquisition Proposal and all other aspects of such Acquisition Proposal.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all U.S. federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, or other tax, duty, levy, custom of any kind in the nature of (or similar to) taxes, or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any attachments thereto and any amendments thereof) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax.

“Termination Fee” has the meaning set forth in Section 7.5(b).

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby.

“Trade Secrets” means any and all proprietary or confidential information that derives economic value from not being generally known, including know-how, customer, distributor, consumer and supplier lists and data, pricing information, research and development information, processes, formulae, methods, formulations, discoveries, specifications, designs, algorithms, plans, improvements, models and methodologies, that, in each derive economic value from not being generally known.

“Transfer Taxes” means and sales, transfer, stamp, stock transfer, documentary, registration, value added, use, real property transfer and any similar Taxes and fees.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Union” means any union, works council, labor organization or other employee representative body.

“Unvested Company Phantom Unit” has the meaning set forth in Section 2.2(e).

“Unvested Company RSU” has the meaning set forth in Section 2.2(e).

“Vested Company Phantom Unit” has the meaning set forth in Section 2.2(d).

“Vested Company RSU” has the meaning set forth in Section 2.2(d).

“WARN” has the meaning set forth in Section 3.19(b).

Section 8.4.          Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in a mutually acceptable manner so that the Contemplated Transactions are fulfilled to the fullest extent possible.

Section 8.5.          Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent or Merger Sub may assign, in whole or in part (a) its rights and obligations under this Agreement to any of its Affiliates and (b) after the Effective Time, its rights and obligations under this Agreement to any Person; provided that, in the case of either (a) or (b), such assignment shall not relieve Parent or Merger Sub of its obligations hereunder, or enlarge, alter or change any obligation of any other party.

Section 8.6.          Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the exhibits, annexes, and instruments referred to herein) and the Confidentiality Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement will survive the execution or termination of this Agreement and remains in full force and effect. Except for (a) the rights of the holders of Shares to receive the Merger Consideration, and the holders of Company Stock Options and Company Equity Awards to receive the consideration described in Section 2.2, (b) as provided in Section 5.7 (which is intended for the benefit of each Indemnified Party, all of whom will be third-party beneficiaries of these provisions), and (c) the rights of the Parent Related Parties set forth in Section 7.5(e) and the Company Related Parties set forth in Section 7.5(f), and this Agreement is not intended to confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever.

Section 8.7.          Governing Law. This Agreement will be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement or the Contemplated Transactions shall be resolved under, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.8.          Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.9.          Counterparts. This Agreement may be executed and delivered (including by facsimile or email transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by email (in .pdf or .tiff format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10.          Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Effective Time.

Section 8.11.          Jurisdiction; Waiver of Jury Trial.

(a)          Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement or the Guaranty, or the transactions contemplated hereby or thereby, including the Merger, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the Merger in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(b)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.12.          Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.11(a) in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.13.          Specific Performance.

(a)          The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that, subject to Section 8.13(c), (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

(b)          Notwithstanding the parties’ rights to specific performance pursuant to Section 8.13(a), each party may pursue any other remedy available to it at law or in equity, including monetary damages; provided that under no circumstances will a party be permitted or entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing and (y) monetary damages (including the Termination Fee, the Reverse Termination Fee or any monetary damages in lieu of specific performance).

(c)          Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed that the right of the Company to specific performance in connection with enforcing the obligations of Parent and Merger Sub hereunder and under the Equity Commitment Letter to effect the Closing or cause the Equity Financing to be funded (but not the right of the Company to specific performance for any other reason) will be subject to the requirements that (i) all of the conditions in Section 6.1 and Section 6.2 (other than those conditions that either by their nature are to be satisfied by the taking of actions or delivery of documents, or waived, on the Closing Date (and which are, at the time the Company is seeking specific performance pursuant to this Section 8.13, capable of being satisfied if the Closing were to occur at such time)) have been satisfied or waived, and remain so satisfied or waived at the time specific performance is granted, and Parent is required to consummate the Merger pursuant to Section 1.2, (ii) the Debt Financing (or any Alternative Financing in accordance with Section 5.16) has been funded or will be funded in full at the Closing if the Equity Financing is funded at the Closing (or, if the Debt Financing (or any such Alternative Financing) has been funded into escrow in full at the Closing if the Equity Financing is funded at the Closing, such funds have been or would be released from escrow), (iii) the Company has irrevocably notified Parent in writing that all conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents, or waived, on the Closing Date, but subject to the satisfaction or waiver of those conditions), have been satisfied or waived (or that the Company would be willing to waive any unsatisfied conditions in Section 6.1 or Section 6.3 for purposes of consummating the Closing) and that the Company is ready, willing and able to effect the Closing on such date of notice and at all times during the three (3) Business Day period immediately thereafter, and (iv) Parent fails to consummate the Closing within three (3) Business Days after receipt of such irrevocable notice. In no event shall Parent be obligated to both (x) specifically perform the obligation to cause the Equity Financing to be funded and consummate the Closing and (y) pay the Reverse Termination Fee or any other monetary damages whatsoever.

Section 8.14.          Debt Financing Entities Provisions. Notwithstanding anything in this Agreement to the contrary, the Company: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Entities, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof (each such court, the “Subject Courts”), and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such Subject Courts, (b) agrees that any such Action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing (including with respect to (i) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (ii) the determination of the accuracy of any “Company Representation” (as such term or similar term is defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof the Parent or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Section 7.4(a) or decline to consummate the Closing as a result thereof pursuant to Section 6.2(a), and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any other jurisdiction), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Action, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Entities in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (d) agrees that service of process upon the Company or its Subsidiaries in any such Action shall be effective if notice is given in accordance with Section 8.2, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such Subject Court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Action brought against the Debt Financing Entity in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Debt Financing Entities will have any liability to the Company, the Company’s Subsidiaries or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and that none of the Company, the Company’s Subsidiaries or any of their respective Affiliates shall bring or support any Action, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Entities relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (h) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action involving any Debt Financing Entities or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason and (i) agrees that the Debt Financing Entities are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 8.14 (or the definitions of any terms used in this Section 8.14) and (ii) to the extent any amendments to any provision of this Section 8.14 (or, solely as they relate to such Section, the definitions of any terms used in this Section 8.14) are materially adverse to the Debt Financing Entities, such provisions shall not be amended without the prior written consent of the Debt Financing Entities. Notwithstanding anything contained herein to the contrary, nothing in this Section 8.14 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Entity is a party, including the Debt Commitment Letter.

Section 8.15.          Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “dollars” or “$” are to United States of America dollars. References to “ordinary course of business” refer to the ordinary course of business of the Company and the Subsidiaries of the Company, taken as a whole. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. The phrases “made available” and “delivered,” when used in reference to anything made available to Parent or Merger Sub or any of their Representatives prior to the execution of this Agreement, shall be deemed to include information or documents (i) uploaded to the virtual data room hosted by SmartRoom or (ii) filed with the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case no less than one (1) Business Days prior to the date of this Agreement (except if notice of the upload of such information or document is given to Parent or Merger Sub or any of their Representatives at least twelve (12) hours prior to execution of this Agreement). This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Time is of the essence with respect to the performance of the obligations set forth in this Agreement and the provisions hereof will be interpreted as such. When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person. Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

Section 8.16.          No Recourse.

(a)          This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than Parent, Merger Sub and Parent Sponsor to the extent set forth in the Guaranty or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws) based on, in respect of, or by reason of, the Contemplated Transactions or in respect of any oral representations made or alleged to be made in connection herewith. It is further understood that any certificate or certification contemplated by this Agreement and executed by an officer of a party will be deemed to have been delivered only in such officer’s capacity as an officer of such party (and not in his or her individual capacity) and will not entitle any party to assert a claim against such officer in his or her individual capacity.

(b)          The Company (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of the Company or its Affiliates) covenants and agrees that it shall not institute, and shall cause its Representatives and Affiliates not to bring, make or institute any action, claim, proceeding (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties and that none of the Parent Related Parties shall have any liability or obligations (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case, Parent and Merger Sub to the extent provided herein, or Parent Sponsor pursuant to the Equity Commitment Letter or the Guarantee (in each case, in accordance with the terms set forth therein). Without limiting the generality of the foregoing, to the maximum extent permitted or otherwise conceivable under applicable Law (and subject only to the specific contractual provisions of this Agreement or agreement executed or delivered in connection herewith), the Company (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of the Company or its Affiliates) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities.

(c)          The Company (on behalf of itself, its Subsidiaries and its Representatives) hereby waives any claims or rights against any Debt Financing Entity relating to or arising out of the Debt Financing, the Debt Commitment Letter, the transactions contemplated thereby, this Agreement and the Transactions, whether at law or in equity and whether in tort, contract or otherwise. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Entity will have any liability for any claims or damages to the Company, its Subsidiaries or its Representatives in connection with the Debt Financing, the Debt Commitment Letter, the transactions contemplated thereby, this Agreement and the Transactions. Notwithstanding the foregoing, nothing in this Section 8.16(c) will in any way limit or modify the rights of Parent under this Agreement or the Debt Commitment Letter or the obligations of any Financing Source under the Debt Commitment Letter owing to Parent or its respective Affiliates party to the Debt Commitment Letter.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CUBE BIDCO, INC.

By:	/s/ Josh Weisenbeck
Name: Josh Weisenbeck
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CUBE MERGER SUB, INC.

By:	/s/ Josh Weisenbeck
Name: Josh Weisenbeck
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CIRCOR INTERNATIONAL, INC.

By:	/s/ Tony Najjar
Name: Tony Najjar
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]